   As filed with the Securities and Exchange Commission on January 31, 2000
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              -------------------
                                    FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------
                     THE CORPORATE EXECUTIVE BOARD COMPANY
             (Exact name of registrant as specified in its charter)

           Delaware                                   8742                                 52-2056410
(State or other jurisdiction               (Primary Standard Industrial                 (I.R.S. Employer
of incorporation or organization)           Classification Code Number)                 Identification No.)

                           ------------------------
                     The Corporate Executive Board Company
                        2000 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20006
                                (202) 777-5000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ______________________
                                Clay M. Whitson
                     The Corporate Executive Board Company
                        2000 Pennsylvania Avenue, N.W.
                            Washington, D.C.  20006
                                (202) 777-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ______________
                                  Copies to:
  Steven R. Finley, Esq.                               Thomas R. Brome, Esq.
Gibson, Dunn & Crutcher LLP                           Cravath, Swaine & Moore
     200 Park Avenue                                     825 Eighth Avenue
  New York, N.Y. 10166                                 New York, N.Y. 10019
     (212) 351-4000                                       (212) 474-1000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                     Amount           Proposed maximum         Proposed maximum       Amount of
            Title of each class of                    to be           offering price per      aggregate offering     registration
          securities to be registered              registered(1)            unit(2)                   price              fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.......       5,750,000              $51.16                $294,170,000        $77,660.88
----------------------------------------------------------------------------------------------------------------------------------

(1) Includes 750,000 shares of common stock as to which the underwriters have been granted an option to cover over-allotments, if any.

(2) Calculated in accordance with Rule 457(c) based on the average of the high and low prices per share of the common stock on January 28, 2000.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a) may determine.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2000

PROSPECTUS
                               5,000,000 Shares
                                    [Logo]
                     The Corporate Executive Board Company
                                 Common Stock

     All of the shares of common stock offered hereby are being offered by the selling stockholders. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

     The common stock is listed on the Nasdaq National Market under the symbol "EXBD." On January 28, 2000, the last reported sales price of the common stock was $52.00 per share.

                             ____________________

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ____________________

                                                                  Per Share          Total
                                                                  ---------          -----
Public offering price                                            $                  $

Underwriting discount                                            $                  $

Proceeds to the selling stockholders (before expenses)           $                  $

     Several selling stockholders have granted the underwriters the right to purchase up to an additional 750,000 shares to cover over-allotments.

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                             ____________________

Salomon Smith Barney

               Donaldson, Lufkin & Jenrette

                             Friedman Billings Ramsey

                                             Goldman, Sachs & Co.

                                                             Merrill Lynch & Co.
      , 2000

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 _____________

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
     A Note About Forward-Looking Statements...........................  ii
     Prospectus Summary................................................   1
     Risk Factors......................................................   6
     Use of Proceeds...................................................   9
     Price Range of Common Stock and Dividend Policy...................   9
     Capitalization....................................................  10
     Selected Financial and Operating Data.............................  11
     Management's Discussion and Analysis of
      Financial Condition and Results of Operations....................  13
     Business..........................................................  17
     Management........................................................  31
     Certain Relationships and Transactions............................  39
     Principal and Selling Stockholders................................  41
     Description of Capital Stock......................................  43
     Underwriting......................................................  45
     Legal Matters.....................................................  48
     Experts...........................................................  48
     Additional Information............................................  48
     Index to Financial Statements..................................... F-1

                    A NOTE ABOUT FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, including the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed results of operations, business strategies, financing plans, competitive position and potential growth opportunities. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believes", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions.

     Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

     You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in these forward-looking statements. These factors include:

     .    our dependence on renewals of our membership-based services,

     .    our inability to know in advance if new products will be successful,

     .    difficulties we may experience in anticipating market trends,

     .    our reliance on certain key personnel,

     . our need to attract and retain a significant number of highly skilled employees,

     . restrictions on selling our products and services to the health care industry,

     .    continued consolidation in the financial institution industry,

     .    fluctuations in operating results,

     .    our potential inability to protect our intellectual property rights,

     .    our potential exposure to litigation related to content and

     . our potential exposure to loss of revenue resulting from our unconditional service guarantee.

                              PROSPECTUS SUMMARY

     This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. For a better understanding of this offering and our results of operations and financial condition, you should read this entire prospectus, including the "Risk Factors" section and our financial statements and the notes to our financial statements, which are included elsewhere in this prospectus.

                         The Corporate Executive Board

     We provide "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges.

     We provide research and analysis on an annual subscription basis to a membership of 1,480 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including:

     .  best practices research studies,

     .  executive education seminars,

     .  customized research briefs and

     .  on-line access to the program's content database and other services.

     For each of the last three years, our program renewal rate (defined as the percentage of prior year's membership subscriptions renewed, adjusted to reflect reductions in membership resulting from mergers and acquisitions of members), equaled or exceeded 84%. More than 70% of the Fortune 500 companies are members of the Corporate Executive Board.

     Our membership-based model, in which all subscribers (or "members") participate in our research and analysis, is central to our business strategy. This model gives us access to the best business practices of our members and enables us to provide comprehensive analysis on current business issues, assessing the collective experiences and knowledge of our members on leading-edge topics. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. We do not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their management practices.

     In general, our membership comprises the most progressive competitors in each industry sector. Representative members include American Express, British Airways, Citigroup, Coca-Cola, Dell, Deutsche Bank, eBay, Hewlett-Packard, Lucent, Merrill Lynch, Microsoft, Procter & Gamble, Xerox and Yahoo!. No one member accounted for more than 2% of revenues in any of the last three fiscal years. We do not know of any other entity that enables corporations to study a broad range of the best business practices of hundreds of other business enterprises for fixed, annual subscription fees.

     We currently offer 13 discrete subscription programs, each focusing on a single business constituency:

     .  human resources,

     .  corporate strategy,

     .  information technology,

     .  sales,

     .  finance,

     .  legal,

     .  marketing,

     .  employee retention,

     .  retail banking,

     .  business banking,

     .  trust and private banking,

     .  insurance and

     .  bank operations.

     We added four new subscription programs during the past two years and anticipate adding two to three new subscription programs per year for the foreseeable future. Each subscription program charges a separate fixed annual subscription fee and is served by a dedicated staff of analysts and researchers. Subscriptions generally are renewable on a 12-month basis. The average price per subscription program at December 31, 1999 was $28,900. In 1999, we published 44 best practices research studies, completed over 11,000 customized research briefs and provided executive education services to 1,298 member corporations reaching over 30,000 executive participants. Our 243 analysts and researchers have compiled a proprietary database of 305 best practices research studies and 33,000 customized research briefs.

     Our revenue and costs have grown at compound annual rates of 37.4% and 25.4%, respectively, from December 31, 1996 through December 31, 1999. Because each subscription program provides our membership with standardized best practices research studies and executive education seminars, new members immediately add to our revenues while only incrementally increasing our operating costs. Our growth strategy is to cross-sell additional subscription programs to existing members, to add new members and to develop new subscription programs and research products.

     We maintain our executive offices in Washington, D.C. at 2000 Pennsylvania Avenue, N.W., Washington, D.C. 20006. Our telephone number is (202) 777-5000.

                                 The Offering

Common stock offered by the selling
  stockholders..............................................  5,000,000 shares

Common stock to be outstanding after
  the offering..............................................        shares

Use of proceeds.............................................  We will not directly receive any proceeds from the sale of the common stock.  Since a number of the shares being offered will be issued upon the exercise of currently outstanding
                                                              stock options, we will receive $            from the selling
                                                              stockholders in payment of their option exercise prices.  We will use these funds for general corporate purposes.

Effects of stock option exercises...........................  We will receive $           in cash in payment of the option
                                                              exercise prices.  We will incur compensation expense in the
                                                              first quarter of $             reflecting additional Federal
                                                              Insurance Corporation Act taxes that we will become obligated to pay as a result of the taxable income that our employees will receive upon exercise of these options.  We will incur additional compensation expense for tax reporting purposes, but not for financial reporting purposes, that will increase
                                                              our deferred tax asset by $                , to reflect
                                                              allowable tax deductions that will be realized in the
                                                              determination of our income tax liability and therefore
                                                              reduce our future income tax payments.  Although our
                                                              provision for income taxes for financial reporting purposes will not change, our actual cash payments will be reduced as we utilize our deferred tax asset.  As a result of the
                                                              receipt of cash for the exercise of options and the
                                                              recognition of a deferred tax asset, our stockholders' equity
                                                              will increase to $           .  The exercise of these options
                                                              will increase our fully diluted weighted average shares
                                                              outstanding by                shares.

Nasdaq symbol...............................................  EXBD

     Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 750,000 shares of common stock that the underwriters have the option to purchase from some of the selling stockholders solely to cover over-allotments.

     The number of shares to be outstanding after the offering does not include shares that may be issued upon the exercise of currently outstanding stock
options.  The average exercise price of these options is $        .  The number
of shares to be outstanding after the offering also does not include options under our 1999 Stock Option Plan and our Directors Stock Plan that will be granted upon the closing of this offering.

                                 Risk Factors

     See "Risk Factors" beginning on page 6 for a discussion of material risks that you should consider before purchasing our common stock.

                            SUMMARY FINANCIAL DATA


                                                                          Year Ended December 31,
                                                             -------------------------------------------------
                                                              1995       1996       1997      1998       1999
                                                             ------     ------     ------    ------     ------
                                                                 (In thousands, except per share amounts)
Statements of Income Data:
Revenues..................................................  $ 17,547   $ 27,283   $ 38,669  $ 53,030   $ 70,767
Costs and expenses:
 Cost of services.........................................    10,849     15,078     20,036    25,373     28,602
 Member relations and marketing...........................     5,275      6,677      8,106    11,676     15,525
 General and administrative...............................     2,589      3,832      5,660     6,920      8,485
 Depreciation.............................................       233        452        722       885      1,318
 Stock option restructuring and repurchase and special
  bonus plan(1)...........................................     9,390      1,473      3,063     5,342        383
                                                            --------   --------   --------  --------   --------
   Total costs and expenses...............................    28,336     27,512     37,587    50,196     54,313
                                                            --------   --------   --------  --------   --------
Income (loss) from operations.............................   (10,789)      (229)     1,082     2,834     16,454
Interest income...........................................        --         --        122       786      1,114
                                                            --------   --------   --------  --------   --------
Income (loss) before provision (benefit) for income taxes.   (10,789)      (229)     1,204     3,620     17,568
Provision (benefit) for income taxes(2)...................    (1,076)       (23)       120       361      4,322
                                                            --------   --------   --------  --------   --------
Net income (loss).........................................  $ (9,713)  $   (206)  $  1,084  $  3,259   $ 13,246
                                                            ========   ========   ========  ========   ========
Earnings (loss) per share--basic(2).......................  $  (0.78)  $  (0.02)  $   0.09  $   0.26   $   1.00
Weighted average shares outstanding--basic................    12,504     12,504     12,504    12,504     13,223
Earnings (loss) per share--diluted(2).....................  $  (0.78)  $  (0.02)  $   0.08  $   0.22   $   0.83
Weighted average shares outstanding--diluted..............    12,504     12,504     13,752    14,950     16,027

                                                                       As of December 31,
                                               -----------------------------------------------------------------
                                                                                                       1999 Pro
                                                 1995       1996      1997       1998       1999       forma(3)
                                               --------   --------  --------   --------   --------   ------------
                                                                       (In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities..................................  $    --    $    --   $ 12,691   $ 16,104   $ 33,074   $
Deferred income taxes........................    1,100        956      1,150      1,438      8,047
Working capital..............................   (3,530)    (4,645)    (5,005)    (8,721)   (11,610)
Total assets.................................   18,568     23,107     39,868     48,928     81,764
Deferred revenues............................   15,382     21,696     31,474     39,061     55,436
Total stockholders' equity (deficit).........   (7,205)    (7,411)    (5,042)    (8,147)    10,846

                                                                                        December 31,
                                                                              ---------------------------------
                                                                               1997         1998          1999
                                                                              ------       ------        ------
Other Operating Data:
Subscription programs.......................................................       9           10            12
Member institutions(4)......................................................   1,151        1,333         1,480
Total membership subscriptions(4)...........................................   1,808        2,263         2,790
Average subscription programs per member(4).................................    1.57         1.70          1.89
Program renewal rate(5).....................................................      85%          85%           84%

_____________
(1) Reflects charges relating to agreements with certain employees to repurchase outstanding stock options at fixed amounts and the substitution of our stock options for those of The Advisory Board Company, as well as special bonus plan charges. See note (1) to the Selected Financial and Operating Data table for a discussion of these charges.
(2) Prior to our initial public offering in February 1999, we had elected to be taxed under subchapter S of the Internal Revenue Code. In February 1999, we terminated our S corporation election and became subject to U.S. Federal and state income taxes at prevailing corporate rates. See note (2) to the Selected Financial and Operating Data table for a discussion of results if we had been taxed under subchapter C of the Internal Revenue Code for U.S. Federal and state income tax purposes.
(3)  Assumes that the exercise by selling stockholders of options to purchase an
     aggregate of                   shares of common stock to be sold in this
     offering took place at December 31, 1999. See note (3) to the Selected Financial and Operating Data table for a discussion of the effects of that exercise.
(4) This information includes our estimate of pending membership renewals and an estimate of members who will discontinue their membership prior to their annual renewal date in the subsequent year.

(5) For the year then ended. Program renewal rate is defined as the percentage of memberships renewed for the year, adjusted to reflect reductions in memberships resulting from mergers and acquisitions of members.

                                 RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating us and our business before purchasing any shares of our common stock.

We Depend on Renewals of Our Membership-Based Services

     We derive all of our revenues from annual membership subscriptions for our products and services. Our prospects therefore depend on our ability to achieve and sustain high renewal rates on existing subscription programs and to enter into new membership arrangements. Failure to achieve high membership renewal rate levels would have a material adverse effect on our operating results. Our ability to secure membership renewals depends upon our ability to deliver consistent, high-quality and timely research and analysis with respect to issues, developments and trends that members view as important. We cannot assure you that we will be able to sustain the necessary level of performance to achieve a high rate of membership renewals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

We Cannot Know in Advance if New Products Will Be Successful

     Our future success will depend on our ability to develop new subscription programs that address specific industry and business constituencies and the changing needs of our current and prospective members for information, analysis and advice. We cannot assure you that our efforts to introduce new subscription programs will be successful. The process of internally researching, developing, launching and gaining client acceptance of new subscription programs is time-consuming, expensive and inherently risky. Delays or failures during development or implementation, or lack of market acceptance of new subscription programs, could have a material adverse effect on our business, financial condition and results of operations. Our business, financial condition and results of operations would be materially adversely affected if we were unable to develop and introduce successful new subscription programs or other new products, or to make enhancements to existing subscription programs in a timely manner in response to member requirements. See "Business -- Products and Services."

We May Experience Difficulties in Anticipating Market Trends

     Our future success also will depend upon our ability to anticipate rapidly changing market trends and to adapt our research and analysis to meet the changing information needs of our members. We may fail to continue to provide helpful and timely research and analysis of developments and trends in a manner that meets market needs. Any such failure would have a material adverse effect on our business, financial condition and results of operations. The industry and business sectors that we analyze undergo frequent and often dramatic changes, including the introduction of new and the obsolescence of old products, shifting strategies and market positions of major industry participants and changing objectives and expectations of users of members' products and services. This environment of rapid and continuous change presents significant challenges to our ability to provide our members with current and timely research and analysis on issues of importance. Meeting these challenges requires the commitment of substantial resources.

We Rely Heavily on Certain Key Personnel

     Our future success will depend to a significant degree upon the continued services of certain key management, research, sales and product development personnel and on our ability to continue to motivate and retain these highly qualified employees. If we are unable to retain and motivate these key personnel, our results of operations will be adversely affected. Our key personnel include Jeffrey D. Zients, the Chairman of our Board of Directors, James J. McGonigle, our Chief Executive Officer, Clay M. Whitson, our Chief Financial Officer, Sally Chang, our General Manager, Sales and Marketing, and Derek C. M. van Bever, our Chief Research Officer.

We Also Must Attract and Retain a Significant Number of Highly-Skilled Employees

     Our future success also will depend upon our ability to hire, train, motivate and retain a significant number of highly-skilled employees, particularly research analysts and sales and marketing staff. Our inability to do so would have a material adverse effect on our business. We have experienced, and expect to continue to experience, intense competition for professional personnel from management consulting firms and other producers of research and analysis products and services. Many of these firms have substantially greater financial resources than we do to attract and compensate qualified personnel. We cannot assure you that we will be successful in attracting a sufficient number of highly-skilled employees in the future, or that we will be successful in training, motivating and retaining the employees we are able to hire. See "Business -- Employees."

We Are Restricted from Selling our Products and Services to the Health Care Industry

     At the time of our initial public offering, we entered into an agreement with The Advisory Board Company that restricts us from selling our membership-based subscription products and services to companies principally engaged in the health care business, although we may sell such products and services to non-health care divisions or subsidiaries of health care companies. This restriction may limit our future growth opportunities. See "Certain Relationships and Transactions -- Noncompetition Agreement" for a more detailed discussion of this agreement.

Continued Consolidation in the Financial Institution Industry May Adversely Affect our Business

     The financial services industry is continuing to experience substantial consolidation. This consolidation has resulted, and is expected to continue to result, in a reduction in the number of our financial institution members. We cannot assure you that this consolidation will not materially and adversely affect our results of operations. At December 31, 1999, approximately 40% of our Contract Value was attributable to financial institution members, which include commercial banks, thrifts, credit unions, credit card issuers, mutual fund companies, consumer credit lenders, brokerage houses, private and trust banks and insurance companies. We calculate Contract Value as the aggregate annualized subscription membership revenue attributed to all subscription membership agreements in effect at a given time, without regard to the remaining duration of any such agreement, including an estimate of pending subscription membership renewals and an estimate of members who will discontinue their membership prior to their annual renewal date in the subsequent year.

We May Experience Fluctuations in Operating Results

     Our operating results may fluctuate significantly due to various factors, including the growth in and timing of new memberships, the timing of the development, introduction and marketing of new products and services, the timing of the hiring of research analysts and sales and marketing staff, changes in the spending patterns of our members, our accounts receivable collection experience, changes in market demand for research and analysis, foreign currency exchange rate fluctuations, competitive conditions in the industry and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We May Be Unable to Protect Our Intellectual Property Rights

     We rely on copyright laws, as well as nondisclosure and confidentiality arrangements, to protect our proprietary rights in our products and services.
We cannot assure you that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of our rights or that we will be able to detect unauthorized uses and take timely and effective steps to enforce our rights. If substantial and material unauthorized uses of our proprietary products and services were to occur, we would be required to engage in costly and time-consuming litigation to enforce our rights. We cannot assure you that we would prevail in such litigation. If others were able to use our intellectual property, our ability to charge our fees for our products and services would be adversely affected.

We May Be Exposed to Litigation Related to Content

     As a publisher and distributor of original research and analysis and user of licensed third-party content, we face potential liability for defamation, negligence and copyright and trademark infringement. Any such litigation, whether or not resulting in a judgment against us, could have a material adverse effect on our financial condition and results of operations. Third-party content includes information created or provided by information services organizations and consultants whom we retain and may be delivered in writing, over the internet or orally to clients.

We May Be Exposed to Loss of Revenue Resulting from our Unconditional Service Guarantee

     We offer an unconditional service guarantee to our members. At any time, a member may demand a pro rata refund of its subscription fee for a program. Requests for refunds of subscription fees by a significant number of our members could have a material adverse effect on our financial condition and results of operations.

                                USE OF PROCEEDS

     All of the shares of common stock being sold in the offering are being sold by the selling stockholders. We will not directly receive any proceeds from the sale of the common stock. Since a number of the shares being offered will be issued upon the exercise of currently outstanding stock options, we will receive
$       from the selling stockholders in payment of their option exercise prices. If the underwriters fully exercise their over-allotment option, we will
receive an additional $     from the selling stockholders in payment of the
additional option exercise prices. We will use these funds for general corporate purposes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol "EXBD." The following table sets forth, for the periods indicated, the high and low sales price for our common stock as reported on the Nasdaq National Market. Our common stock commenced trading on February 23, 1999.

                                               High      Low
                                             --------  --------
1999:
 First quarter (from February 23, 1999)....  $ 27.500  $ 23.375
 Second quarter............................    36.250    25.000
 Third quarter.............................    40.625    32.000
 Fourth quarter............................    56.375    37.250

2000:
 First quarter (through January 28, 2000)..  $ 54.250  $ 44.750

     On January 28, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $52.00 per share. As of January 27, 2000, there were approximately 40 holders of record of our common stock.

     We have not paid any dividend on our common stock since the closing of our initial public offering. We do not anticipate declaring or paying dividends in the foreseeable future. The timing and amount of future dividends, if any, would be determined by our Board of Directors and would depend upon our earnings, financial condition and cash requirements.

                                 CAPITALIZATION

     The following table sets forth our capitalization at December 31, 1999, and adjusts that information as of December 31, 1999 to give effect to the offering. You should read this table in conjunction with the financial statements and notes to the financial statements included elsewhere in this prospectus.


                                                                                               December 31, 1999
                                                                                      ----------------------------------------
                                                                                           Actual             As adjusted(1)
                                                                                      ------------------   -------------------
                                                                                                    (in thousands)
Cash, cash equivalents and marketable securities.............................                $33,074
                                                                                      ==============       ================
Preferred stock, par value $0.01; 5,000,000 shares authorized, no shares
 issued and outstanding......................................................                     --
Common stock, par value $0.01; 100,000,000 shares authorized, 13,569,960
 shares issued and outstanding (actual),             shares issued and
 outstanding (as adjusted)(2)................................................                    136
Additional paid-in-capital...................................................                    269
Deferred compensation........................................................                   (570)
Retained earnings............................................................                 11,691
Accumulated elements of comprehensive income.................................                   (680)
                                                                                      --------------       ----------------
  Total capitalization.......................................................                $10,846
                                                                                      ==============       ================

____________
(1) Adjusted information reflects the effects of the option exercises as described in note (3) to the Selected Financial and Operating Data table.

(2)  Does not include options to purchase                    shares of common
     stock outstanding under our various option plans, which have a weighted
     average exercise price of $          per share.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial and operating data. The selected financial data presented below as of December 31, 1996, 1997, 1998 and 1999, and for each of the years in the five-year period ended December 31, 1999, have been derived from our financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data presented below as of December 31, 1995 have been derived from our unaudited financial statements, which have been prepared on the same basis as our audited financial statements. You should read the selected financial data presented below in conjunction with our financial statements, the notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                                                               Year Ended December 31,
                                                            --------------------------------------------------------
                                                               1995        1996        1997       1998        1999
                                                            ---------    ---------   --------   --------    --------
                                                                    (In thousands, except per share amounts)
Statements of Income Data:
Revenues..................................................  $ 17,547     $27,283     $38,669    $53,030     $70,767
Costs and expenses:
 Cost of services.........................................    10,849      15,078      20,036     25,373      28,602
 Member relations and marketing...........................     5,275       6,677       8,106     11,676      15,525
 General and administrative...............................     2,589       3,832       5,660      6,920       8,485
 Depreciation.............................................       233         452         722        885       1,318
 Stock option restructuring and repurchase and special
  bonus plan(1)...........................................     9,390       1,473       3,063      5,342         383
                                                            --------     -------     -------    -------     -------
   Total costs and expenses...............................    28,336      27,512      37,587     50,196      54,313
                                                            --------     -------     -------    -------     -------
Income (loss) from operations.............................   (10,789)       (229)      1,082      2,834      16,454
Interest income...........................................        --          --         122        786       1,114
                                                            --------     -------     -------    -------     -------
Income (loss) before provision (benefit) for income taxes.   (10,789)       (229)      1,204      3,620      17,568
Provision (benefit) for income taxes(2)...................    (1,076)        (23)        120        361       4,322
                                                            --------     -------     -------    -------     -------
Net income (loss).........................................  $ (9,713)    $  (206)    $ 1,084    $ 3,259     $13,246
                                                            ========     =======     =======    =======     =======
Earnings (loss) per share--basic(2).......................  $  (0.78)    $ (0.02)    $  0.09    $  0.26     $  1.00
Weighted average shares outstanding--basic................    12,504      12,504      12,504     12,504      13,223
Earnings (loss) per share--diluted(2).....................  $  (0.78)    $ (0.02)    $  0.08    $  0.22     $  0.83
Weighted average shares outstanding--diluted..............    12,504      12,504      13,752     14,950      16,027

                                                                       As of December 31,
                                                ----------------------------------------------------------------------
                                                                                                            1999 Pro
                                                    1995       1996        1997         1998        1999     forma(3)
                                                ----------   ---------  ----------   ----------  ---------  ----------
                                                                         (In thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable
 securities...................................  $    --       $    --    $12,691      $16,104     $ 33,074   $
Deferred income taxes.........................    1,100           956      1,150        1,438        8,047
Working capital...............................   (3,530)       (4,645)    (5,005)      (8,721)     (11,610)
Total assets..................................   18,568        23,107     39,868       48,928       81,764
Deferred revenues.............................   15,382        21,696     31,474       39,061       55,436
Total stockholders' equity (deficit)..........   (7,205)       (7,411)    (5,042)      (8,147)      10,846

                                                                                        December 31,
                                                                              ---------------------------------
                                                                               1997         1998        1999
                                                                              ---------   --------    ---------
     Other Operating Data:
     Subscription programs..............................................          9           10           12
     Member institutions(4).............................................      1,151        1,333        1,480
     Total membership subscriptions(4)..................................      1,808        2,263        2,790
     Average subscription programs per member(4)........................       1.57         1.70         1.89
     Program renewal rate(5)............................................         85%          85%          84%

_____________
(1) Prior to our spin-off from The Advisory Board Company in October 1997, The Advisory Board Company entered into agreements with certain employees to repurchase outstanding stock options at fixed amounts. For background information on the spin-off, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Overview." We assumed the obligations under these agreements in the spin-off to the extent they were attributable to our employees. We reflect the charges relating to these agreements as stock option repurchase expenses over the required employment period ending December 31, 1998. In addition, we substituted our stock options for The Advisory Board Company stock options in the spin-off. The terms of the stock option substitution resulted in compensation expense being charged for the intrinsic value of certain stock options. We reflect these charges as stock option restructuring expenses over the vesting period of the options. We will continue to recognize compensation expense related to certain substitution agreements of approximately $0.4 million in 2000 and $0.2 million in 2001. Furthermore, in December 1998, we and our principal selling stockholder agreed to make certain payments in the aggregate amount of $2.4 million to selected employees under a special bonus plan. We recorded the special bonus plan charge of $2.4 million at the time of the commitment in December 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Years Ended December 31, 1997, 1998 and 1999--Stock option restructuring and repurchase and special bonus plan."
(2) Prior to our initial public offering in February 1999, we had elected to be taxed under subchapter S of the Internal Revenue Code. In February 1999, we terminated our S corporation election and became subject to U.S. Federal and state income taxes at prevailing corporate rates. If we had elected to be taxed under subchapter C of the Internal Revenue Code for U.S. Federal and state income tax purposes beginning January 1, 1995 and recorded income tax expense using an annual effective rate of 41.0%, pro forma net income
     (loss) (unaudited) and basic and diluted earnings (loss) per share (unaudited) would have been $(6.4) million, $(0.51) and $(0.51), respectively, for 1995, $(0.1) million, $(0.01) and $(0.01), respectively, for 1996, $0.7 million, $0.06 and $0.05, respectively, for 1997, $2.1 million, $0.17 and $0.14, respectively, for 1998, and $10.4 million, $0.78 and $0.65, respectively, for 1999.
(3)  The (unaudited) pro forma balance sheet data assumes that the exercise by
     selling stockholders of options to purchase an aggregate of       shares of
     common stock to be sold in this offering took place at December 31, 1999. As a result of the exercise of the options to purchase common stock, we
     would (i) receive a cash payment of $     representing the aggregate
     option exercise prices paid by the employees, (ii) incur additional
     compensation expense of $     representing additional Federal Insurance
     Corporation Act taxes that we will become obligated to pay as a result of the taxable income that our employees will recognize upon the exercise of
     these options, and (iii) increase our deferred tax asset by $    to reflect
     allowable tax deductions that will be realized in the determination of our income tax liability and therefore reduce our future income tax payments.
(4) This information includes our estimate of pending membership renewals and an estimate of members who will discontinue their membership prior to their annual renewal date in the subsequent year.
(5) For the year then ended. Program renewal rate is defined as the percentage of memberships renewed for the year, adjusted to reflect reductions in memberships resulting from mergers and acquisitions of members.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     This discussion and analysis and the accompanying financial statements present our results of operations as if we had operated as a stand-alone entity in accordance with the accounting rules prescribed for "carve-out" financial statements. We were incorporated on September 11, 1997. Our business was operated as a division of The Advisory Board Company until October 31, 1997 when the business was contributed to us and spun-off to The Advisory Board Company's sole stockholder. On February 23, 1999, certain of our stockholders sold 9,415,280 shares of our common stock in an initial public offering.

     Subscription memberships, which are annually renewable contracts, are generally payable by members at the beginning of the contract term. Billings attributable to our subscription programs are recorded initially as deferred revenues and then recognized pro rata over the subscription contract term.

     Over the last three years, our revenues have grown at a compound annual growth rate of 37.4% from $27.3 million in 1996 to $70.8 million in 1999, while costs have grown at a compound annual growth rate of 25.4% from $27.5 million in 1996 to $54.3 million in 1999, resulting in operating losses prior to 1997 and income from operations of $1.1 million, $2.8 million and $16.5 million for 1997, 1998 and 1999. We attribute the growth in revenues to an increase in the number of memberships which has been driven primarily by new sales for existing subscription programs and the introduction of new subscription programs. The increase in costs is a function of the growth in memberships and subscription programs and investments in certain administrative functions. Stock option restructuring and repurchase charges also affect costs as further explained below.

     One measure of our business is our annualized "Contract Value," which we calculate as the aggregate annualized subscription membership revenue attributed to all subscription membership agreements in effect at a given point in time without regard to the remaining duration of any such agreement, including an estimate of pending subscription membership renewals and an estimate of members who will discontinue their subscription membership prior to their annual renewal date in the subsequent year. Our experience is that a substantial portion of members renews subscriptions for an equal or higher level each year. Contract Value has grown at a compound annual growth rate of 31.3% over the past three years and was $80.6 million at December 31, 1999.

     Our operating costs and expenses consist of cost of services, member relations and marketing, general and administrative expenses and depreciation. Cost of services represents the costs associated with the production and delivery of our products and services, including compensation of research personnel and in-house faculty, the production of published materials, the organization of member meetings and all associated support services. Member relations and marketing expenses include the costs of acquiring new members and renewing existing members and also include compensation expenses (including sales commissions), travel and all associated support services. General and administrative expenses include the costs of human resources and recruiting, finance and accounting, management information systems, facilities management, new product development and other administrative functions.

Results of Operations

     The following table sets forth certain financial data as a percentage of total revenues for the periods indicated:

                                                                      Year Ended December 31,
                                                            ---------------------------------------
                                                               1997          1998           1999
                                                            ---------    -----------     ----------
Revenues...................................................   100.0%         100.0%         100.0%
 Cost of services..........................................    51.8           47.8           40.4
                                                            ---------    -----------     ----------
 Gross profit..............................................    48.2           52.2           59.6
Costs and expenses:
 Member relations and marketing............................    21.0           22.0           21.9
 General and administrative................................    14.6           13.1           12.0
 Depreciation..............................................     1.9            1.7            1.9
 Stock option restructuring and repurchase.................     7.9           10.1            0.5
                                                            ---------    -----------     ----------
     Total costs and expenses..............................    45.4           46.9           36.3
                                                            ---------    -----------     ----------
Income from operations.....................................     2.8            5.3           23.3
Interest income............................................     0.3            1.5            1.6
                                                            ---------    -----------     ----------
Income before provision for income taxes...................     3.1            6.8           24.9
Provision for income taxes.................................     0.3            0.7            6.2
                                                            ---------    -----------     ----------
Net income.................................................     2.8%           6.1%          18.7%
                                                            =========    ===========     ==========

Years Ended December 31, 1997, 1998 and 1999

     Revenues. Total revenues increased 37.1% from $38.7 million for 1997 to $53.0 million for 1998, and 33.4% to $70.8 million for 1999. The increase in revenues was primarily attributable to increased sales of subscriptions for existing research programs, the introduction of new subscription programs and, to a lesser degree, price increases. We introduced two new subscription programs in 1997, one new subscription program in 1998 and two new subscription programs in 1999.

     Cost of services. Cost of services increased 26.6% from $20.0 million for 1997 to $25.4 million for 1998, and 12.7% to $28.6 million for 1999. The increase in cost of services was principally due to increased research staffing and related compensation costs to support the introduction of new subscription programs and an increase in short answer research and executive education services staffing to serve the growing membership base across all programs. Cost of services as a percentage of revenues decreased from 51.8% for 1997 to 47.8% for 1998, and to 40.4% for 1999. This decrease was attributable to the fixed nature of the production costs of best practices research studies, as growth in the number of subscription memberships does not significantly affect these costs.

     Member relations and marketing. Member relations and marketing costs increased 44.0% from $8.1 million for 1997 to $11.7 million for 1998, and 33.0% to $15.5 million for 1999. The increase in member relations and marketing costs was primarily due to the increase in sales staff and related costs, the increase in commission expense associated with increased revenues, and the increase in member relations personnel and related costs to serve the expanding membership base. Although we have added member relations and marketing resources to increase revenues, member relations and marketing costs have remained largely consistent as a percentage of total revenues from 1997 to 1999.

     General and administrative. General and administrative expenses increased 22.3% from $5.7 million for 1997 to $6.9 million for 1998, and 22.6% to $8.5 million for 1999. The increase in general and administrative expenses resulted primarily from staffing increases in general management, human resources and recruiting, finance and accounting, management information systems, and facilities management to support our overall growth. Although general and administrative expenses have increased, general and administrative expenses have decreased as a percentage of total revenues from 1997 to 1999 due to the relatively fixed nature of many of these costs.

     Depreciation. Depreciation expense increased 22.6% from $0.7 million for 1997 to $0.9 million for 1998, and 48.9% to $1.3 million for 1999. The increase in depreciation expense was due to purchases of computer and telephone equipment, software and office furniture and capitalization of leasehold improvements for the new office facilities required to support organizational growth.

     Stock option restructuring and repurchase and special bonus plan. We recognized $3.1 million, $2.9 million, and $0.4 million for 1997, 1998 and 1999 related to stock option agreements in existence at the time of the spin-off. In connection with the spin-off, we executed substitution agreements with each of our employees participating in The Advisory Board Company stock option plan. These substitution agreements resulted in compensation expense being recognized by us over the vesting period. We will continue to recognize compensation expense related to certain substitution agreements estimated at $0.4 million in 2000 and $0.2 million in 2001. In addition, in December 1998, we and our principal stockholder agreed to make payments in an aggregate amount of $2.4 million to selected employees under a special bonus plan, and we recorded the full amount of that charge at that time.

     Provision for income taxes. We recorded a provision for income taxes of $0.1 million, $0.4 million, and $4.3 million for 1997, 1998 and 1999. Prior to February 22, 1999, we were treated as an S corporation for Federal income tax purposes and recognized income taxes only related to the District of Columbia. However, just prior to our initial public offering, we terminated our S corporation status and are now subject to Federal and state income taxes at prevailing corporate rates. The difference in the effective income tax rates for 1997, 1998, and 1999 primarily reflects the termination of the S corporation status just prior to the initial public offering in February 1999 and the benefit of Federal income tax incentives associated with the location of our new office facilities. If we had elected to be taxed under subchapter C of the Internal Revenue Code for U.S. Federal and state income tax purposes beginning January 1, 1997 and recorded income tax expense using an annual effective rate of 41.0%, pro forma net income and basic and diluted earnings per share would have been $0.7 million, $0.06 and $0.05 for 1997, $2.1 million, $0.17 and $0.14 for 1998 and $10.4 million, $0.78 and $0.65 for 1999.

     Gross profit trend. Historically, the gross margin (gross profit as a percentage of total revenues) has fluctuated based upon the growth in revenues offset by the cost of delivering best practices research studies, the timing of executive education seminars, the volume of customized research briefs and the hiring of personnel. Accordingly, the gross margin for 1999 may not be indicative of future results.

Liquidity and Capital Resources

     We have financed our operations to date through funds generated from operating activities. Subscription memberships, which are annually renewable contracts, are generally payable by members at the beginning of the contract term. The combination of revenue growth and advance payment of subscription memberships has resulted historically in operating activities generating net positive cash flows. We generated net cash flows from operating activities of $13.6 million, $17.8 million and $26.3 million for 1997, 1998 and 1999. For 1997 and 1998, operating cash flow was generated primarily by increased revenues and related changes in the balance sheet accounts. For 1999, operating cash flow was generated primarily by increased revenues, the use of tax deductions associated with the exercise of non-qualified stock options and related changes in the balance sheet accounts. As of December 31, 1998 and 1999, we had cash, cash equivalents and marketable securities of $16.1 million and $33.1 million. Management expects that its current cash and cash equivalents and marketable securities balances and net positive cash flows from operations will satisfy working capital, financing activities and capital expenditure requirements for at least the next 12 months.

     Net cash flows used in investing activities during 1997, 1998 and 1999 were $11.8 million, $2.2 million and $11.4 million. Net cash flows used in investing activities during 1997 were attributable to the additional investment in property and equipment of $1.5 million, the lending of $6.5 million under a note agreement to our previous sole stockholder and the purchase (sale) of marketable securities, net of $3.8 million. Net cash flows used in investing activities during 1998 were attributable primarily to the additional investment in property and equipment of $2.1 million. Net cash flows used in investing activities during 1999 related to the additional investment in property and equipment of $7.3 million and the purchase (sale) of marketable securities of $10.6 million offset by the repayment of a note receivable from our previous sole stockholder.

     Net cash flows provided by financing activities during 1997 were $7.2 million. Net cash flows used in financing activities during 1998 and 1999 were $12.3 million and $7.4 million. Net cash flows provided by financing activities during 1997 were attributable to the administrative and facilities management services provided to us by The Advisory Board Company. Amounts owed to or to be received from The Advisory Board Company are recorded in the due to/due from affiliate account. Net cash flows used in financing activities during 1998 were attributable to the payment to The Advisory Board Company for the administrative and facilities management services provided to us, the distribution to our previous sole stockholder of $6.9 million to pay income taxes on our S corporation earnings and to distribute our estimated undistributed taxed or taxable earnings, and the payment of $2.6 million for stock option agreements with certain employees prior to the spin-off relating to the repurchase of stock options at fixed amounts. Net cash flows used in financing activities during 1999 were attributable to agreements with certain employees prior to the spin-off relating to the repurchase of stock options at fixed amounts. We paid $3.1 million related to these agreements in 1999, and are obligated to pay an additional $4.7 million in 2000. We also distributed $4.0 million to our previous sole stockholder. In addition, we paid $1.7 million in expenses related to our initial public offering, which is treated for accounting purposes as a distribution to our previous sole stockholder.

     We have obtained a commitment for a $10.0 million, 12-month revolving line of credit from a commercial bank. In addition, we have entered into a $1.3 million letter of credit agreement, expiring June 2003, with a commercial bank to provide a security deposit for our office space lease. We pledged certain of our assets as collateral under the letter of credit agreement.

     As a result of the exercise by employees of options to purchase an
aggregate of        shares which are being sold in this offering, we will
receive $     in cash in payment of the option exercise prices. We will incur compensation expense in the quarter in which the offering occurs of $
reflecting additional FICA taxes that we will become obligated to pay as a result of the taxable income that our employees will receive upon exercise of these options. We will incur additional compensation expense for tax reporting purposes, but not for financial reporting purposes, that will increase our
deferred tax asset by $       to reflect allowable tax deductions that will be
realized in the determination of our income tax liability. We expect to be able to use this deferred tax asset to reduce our future income tax payments. Although our provision for income taxes for financial reporting purposes will not change, our actual cash payments will be reduced as we utilize our deferred tax asset. As a result of the receipt of cash for the exercise of options and the recognition of deferred tax asset, our stockholders' equity will increase to
$          . The exercise of these options will increase our fully diluted
weighted average shares outstanding by        shares.

Market Risk

     We are exposed to interest rate risk primarily through our portfolio of cash equivalents and marketable securities, which is designed for safety of principal and liquidity and consists primarily of Washington, D.C. municipal and agency fixed income securities. This portfolio is subject to inherent interest rate risk as investments mature and are re-invested at current market interest rates. We currently do not use derivative financial instruments to adjust our portfolio risk or income profile.

                                   BUSINESS

Overview

     We provide "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practices research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges.

     We provide research and analysis on an annual subscription basis to a membership of 1,480 of the world's largest and most prestigious corporations. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including:

  .  best practices research studies,
  .  executive education seminars,
  .  customized research briefs and
  .  on-line access to the program's content database and other services.

     For each of the last three years, our program renewal rate (defined as the percentage of prior year's membership subscriptions renewed, adjusted to reflect reductions in membership resulting from mergers and acquisitions of members) equaled or exceeded 84%. More than 70% of the Fortune 500 companies are members of the Corporate Executive Board.

     Our membership-based model, in which all subscribers (or "members") participate in our research and analysis, is central to our business strategy. This model gives us access to the best business practices of our members and enables us to provide comprehensive analysis on current business issues, assessing the collective experiences and knowledge of our members on leading-edge topics. By participating in the Corporate Executive Board, members can learn about the best practices of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. We do not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their management practices.

     In general, our membership comprises the most progressive competitors in each industry sector. Representative members include American Express, British Airways, Citigroup, Coca-Cola, Dell, Deutsche Bank, eBay, Hewlett-Packard, Lucent, Merrill Lynch, Microsoft, Procter & Gamble, Xerox and Yahoo!. No one member accounted for more than 2% of revenues in any of the last three fiscal years. We do not know of any other entity that enables corporations to study a broad range of the best business practices of hundreds of other business enterprises for fixed, annual subscription fees.

     We currently offer 13 discrete subscription programs, each focusing on a single business constituency:

  .  human resources,
  .  corporate strategy,
  .  information technology,
  .  sales,
  .  finance,
  .  legal,
  .  marketing,
  .  employee retention,

  .  retail banking,
  .  business banking,
  .  trust and private banking,
  .  insurance and
  .  bank operations.

     We added four new subscription programs during the past two years and anticipate adding two to three new subscription programs per year for the foreseeable future. Each subscription program charges a separate fixed annual subscription fee and is served by a dedicated staff of analysts and researchers. Subscriptions generally are renewable on a 12-month basis. The average price per subscription program at December 31, 1999 was $28,900. In 1999, we published 44 best practices research studies, completed over 11,000 customized research briefs and provided executive education services to 1,298 member corporations reaching over 30,000 executive participants. Our 243 analysts and researchers have compiled a proprietary database of 305 best practices research studies and 33,000 customized research briefs.

     Our revenue and costs have grown at compound annual rates of 37.4% and 25.4%, respectively, from December 31, 1996 through December 31, 1999. Because each subscription program provides our membership with standardized best practices research studies and executive education seminars, new members immediately add to our revenues while only incrementally increasing our operating costs. Our growth strategy is to cross-sell additional subscription programs to existing members, to add new members and to develop new subscription programs and research products.

Industry Background

     Corporations today are experiencing greater competitive demands and facing increasingly complex strategic and operational issues. The globalization of the economy, the transformation from an industrial era to an information age, the accelerating pace of technological change and the emergence of e-commerce are dramatically altering the business environment. In response to these trends, companies are exploring new business strategies as well as reevaluating the performance of individual departments within their organizations in order to maintain their competitive edge. The pace of change is driving a greater interest in gaining access to leading management practices and solutions to common business problems on a cross-industry basis.

     Capitalizing on the growing demand for information on business and management issues, the professional information services industry has experienced significant growth over the past few years. Participants in the industry have approached the market for business-focused information by offering a variety of products and services, including market research, strategic planning, implementation services and educational programs. Services also differ by the level of engagement, with some offering project-driven or long-term consulting contracts, and others providing continuous research publishing. Within this broad industry, the management consulting segment and the training and development segment have emerged as key segments, representing $53 billion and $60 billion in 1998 revenues, respectively. Other entities, such as trade associations, non-profit think-tanks and research and database companies, also offer research, consulting and education services.

     We offer a distinctive approach that combines many of the benefits of general management consulting and training and development firms. Our research and analysis covers the same major business issues generally addressed by management consulting firms, such as issues concerning managing growth, reducing costs, outsourcing and developing strategy. What makes our approach distinctive is that we provide the same, standardized product to our entire membership at a fraction of the cost of consulting services to each individual member. In common with training and development firms, we offer education services both on-site at member institutions and in large multi-company settings. Unlike training and development firms, which typically invest only periodically in new curriculum development, our curriculum is constantly updated by our best practices research organization. Another distinguishing characteristic is the seniority and breadth of our audience -- we brief executive and senior management staff drawn from a broad range of industry sectors, business units and departments. Because of our high quality research product, unique approach to the market and network of leading companies, we believe that we offer our customers a superior value proposition.

Business Strategy

     Our goal is to research and analyze the most pertinent and timely strategic and operational issues facing our membership, and to distribute the results of this analysis to our membership in the most efficient, effective and helpful manner. Our membership model allows us to draw upon a large and growing universe of issues and solutions of relevance to today's leading corporations. We actively engage our membership to help focus our research on the challenges of the current business environment and to maintain and enhance our position as the leading provider of best practices research and analysis.

  . Maintain Membership-Based Model. We believe that our membership-based model is key to our success. We continually strive to increase our ties to our members. We encourage members to view us as their proprietary off-site research facility. Our fixed-fee economic model promotes frequent use of our products and services. We believe that member satisfaction grows as members access more of our services, and that the growing roster of satisfied members validates our business model and induces new members to join the Corporate Executive Board.

  . Focus on Best Practices Research. The focus of our work is on researching best demonstrated business and management practices. Many large corporations believe that there are research economies and other benefits that can be realized by learning from the experiences of similar entities facing common business problems. We believe that there will be a continuing desire on the part of progressive corporations to access ever-evolving solutions to these common business problems. We believe that our success to date has uniquely positioned us as a leading source for identifying, studying, evaluating and communicating these evolving solutions.

  . Continue Research and Analysis Excellence. We believe that the quality of our research and analysis has driven our success. We regularly interact with senior executives at member institutions to identify the most important strategic and operational issues for research and analysis. Experienced program directors are responsible for assuring that our research methodology is applied to all studies and that research quality is maintained across all subscription programs. We are highly selective in our hiring, recruiting only the top graduates of the leading universities and graduate schools. Furthermore, we emphasize continual training of all employees in key areas, including industry analysis, economics, quantitative modeling, root-cause analysis and presentation skills.

  . Build Membership Network. As our research programs grow in size and influence, we are constantly expanding our network of executives at our member companies. We believe that the growth of this network benefits members by increasing the number of executives they can contact for information, and by providing them with access to a broader range of companies. We believe that these positive "network effects" further strengthen our membership-based business model.

  . Leverage Economic Model. We derive all of our revenues from annual fees for our subscription programs. A large portion of our costs of delivering our products and services in each subscription program are fixed and do not vary with the number of subscribers. We expect to increase revenues and improve program operating margins as we add new members to our subscription programs.

Growth Strategy

     We believe that demand for our services will continue to grow, as even the most prestigious corporations recognize the need to improve their performance and seek access to other companies' solutions to common corporate problems. Our growth strategy centers on leveraging the formula that we have developed across the past decade by cross-selling subscription programs to existing members, adding new members and developing new subscription programs and research products.

  . Cross-Sell Additional Subscription Programs to Existing Members. On average, members currently participate in 1.9 subscription programs. We actively are cross-selling additional programs to our members and believe that most members are potential participants in approximately five to six of our current subscription programs, which are directed at corporate staff positions maintained by most major companies. We believe that cross-selling opportunities will increase as we develop new subscription programs.

  . Add New Members. We have targeted more than 1,500 additional institutions worldwide as potential new members, including corporations with revenues greater than $500 million and financial institutions with assets in excess of $1 billion. We are also exploring opportunities to expand our target company universe to include smaller companies as well as large firms in parts of the world, such as Asia, where we have not actively marketed our services in the past.

  . Develop New Subscription Programs. We currently offer subscription programs covering 13 business constituencies. We have added four new subscription programs during the past two years. We also have identified 25 additional corporate constituencies we might target as we develop new research programs. This list includes both opportunities to serve large corporate functions we do not serve today, as well as new product extensions within existing research programs, such as our new Employee Retention program within the Human Resources constituency. These product extensions create new revenue streams while taking advantage of our established areas of expertise and member constituencies.

The Membership Network

     Our membership-based model, in which all subscribers (or "members") participate in our research and analysis, is central to our business strategy. This model gives us access to the best business practices of our members and enables us to provide comprehensive analysis on current business issues, assessing the collective experiences and knowledge of our members on leading-edge topics. By participating in the Corporate Executive Board, members can learn about the best practices and access tools and frameworks of the most progressive corporations in the world at a fraction of the cost of a customized analysis performed by any of the major consulting firms. We do not believe that in-house research and analysis departments at individual corporations could obtain, at any price, similar information from other corporations about their business practices. We believe that there is no other entity that enables corporations to study a broad range of the business practices of hundreds of other business enterprises for fixed annual subscription fees.

     We regularly interact with senior executives at member institutions to identify the most important strategic and operational issues for research and analysis and continually strive to increase our ties to our members. Our products and services are available exclusively to members. Our fixed-fee economic model promotes frequent use of our products and services. We encourage members to view us as their proprietary off-site research facility. We believe that member satisfaction grows as members access more of our services, and that the growing roster of satisfied members validates our business model and induces new members to join the Corporate Executive Board.

     More than 70% of Fortune 500 companies are members of the Corporate Executive Board. At December 31, 1999, we had 1,480 members. Our membership includes 26,000 executives at member companies in each sector who are registered users of our Web sites. Selected members that are representative of our membership base are identified in the following table:

CHEMICALS                               CONSUMER PRODUCTS                      ENERGY
Bayer Corporation                       Anheuser-Busch Companies, Inc.         BP Amoco PLC
The Dow Chemical Company                British Airways PLC                    Enron Corporation
Eastman Chemical Company                Cadbury Schweppes PLC                  Mobil Corporation
E.I. du Pont de Nemours & Co.           The Coca-Cola Company                  PacifiCorp
Imperial Chemical Industries p.l.c.     The Gillette Company                   Shell International Limited
Monsanto Company                        NIKE, Inc.                             Texaco Inc.
                                        The Procter & Gamble Company           TransCanada Pipelines Limited
                                        Nabisco, Inc.
                                        Unilever PLC

FINANCIAL SERVICES                      INSURANCE                              MANUFACTURING
American Express Company                Aetna Inc.                             ABB Asea Brown Boveri
Barclays Bank PLC                       The Allstate Corporation               The Boeing Company
Charles Schwab & Co., Inc.              CIGNA Corp.                            Ford Motor Company
The Chase Manhattan Corporation         John Hancock Mutual Life Insurance     General Electric Company
Citigroup Inc.                             Company                             Lockheed Martin Corporation
Deutsche Bank AG                        New York Life Insurance Company        3M
Fidelity Investment Co.                 The Prudential Insurance Company of    Philips Electronics NV
Merrill Lynch and Co., Inc.                America                             Siemens Corporation
                                        State Farm Companies

MEDIA AND PUBLISHING                    RETAIL                                 TECHNOLOGY/INTERNET

British Sky Broadcasting Group plc      Best Buy Co., Inc.                     America Online Inc.
Comcast Corporation                     The Gap, Inc.                          Compaq Computer Corporation
Dow Jones & Company. Inc.               The Home Depot, Inc.                   Dell Computer Corp.
The McGraw-Hill Companies               The Limited, Inc.                      eBay Inc.
The New York Times Company              L.L. Bean, Inc.                        Electronic Data Systems
The Thomson Corporation                 McDonald's Corporation                   Corporation
Time, Inc.                              Sears Roebuck and Co.                  Hewlett-Packard Company
The Washington Post Company             Starbucks Coffee Company               Intel Corporation
                                                                               Lucent Technologies Inc.
                                                                               Microsoft Corp.
                                                                               Sony Corporation
                                                                               Sun Microsystems, Inc.
                                                                               Xerox Corporation
                                                                               Yahoo! Inc.

TELECOMMUNICATIONS                      INSTITUTIONAL

AT&T Corporation                        Department of Commerce
Bell Atlantic Corporation               Department of Treasury
Bell Canada                             Duke University
BellSouth Corporation                   Harvard University
British Telecommunications p.l.c.       National Security Agency
GTE Corporation                         University of Virginia
MCIWorldCom
Nokia Group
US WEST Inc.

     Memberships are renewable annually. The following table sets forth information with respect to members, subscriptions and renewals for the periods shown:

                                                                                   December 31,
                                                                              ----------------------
                                                                               1997    1998    1999
                                                                              ------  ------  ------
     Subscription programs.................................................      7      10      12
     Member institutions(1)(2).............................................  1,151   1,333   1,480
     Total membership subscriptions(2).....................................  1,808   2,263   2,790
     Average subscription programs per member(2)...........................   1.57    1.70    1.89
     Program renewal rate(3)...............................................     85%     85%     84%

_____________
(1) Our members are primarily domestic and multinational corporations and secondarily large subsidiaries of corporations and non-profit institutions.
(2) This information includes our estimate of pending membership renewals and an estimate of members who will discontinue their membership prior to their annual renewal date in the subsequent year.
(3) For the year then ended. Program renewal rate is defined as the percentage of memberships renewed, adjusted to reflect reductions in memberships resulting from mergers and acquisitions of members.

Products and Services

     General

     Our research products and services are renewable, membership-based subscription programs that focus on identifying, analyzing and describing best demonstrated management practices. In 1999, we published 44 best practices research studies, delivered over 11,000 customized research briefs and provided executive education services to 1,298 member corporations reaching 30,000 executive participants. In general, our research focuses primarily on identifying best demonstrated management practices, and secondarily on critiquing widely-followed but ineffective practices. Our staff of 243 analysts and researchers conducted thousands of company interviews in 1999, focusing on a large number of substantive areas, including e-business, compensation, employee relations, training, finance, cost management, performance metrics, risk management, marketing, sales, new product development and strategic alliances. We believe that we add value by focusing the attention of senior management on important issues and providing an unbiased, objective analysis of best practices currently employed by the most successful corporations in the world for dealing with those issues.

     Our research programs offer a cost-effective, time-efficient opportunity for senior executives to learn from the practices and experiences of other corporations from around the world. Member institutions can participate in one of our subscription programs for a fraction of the cost of proceeding independently either through an internal research effort or through engaging a management consulting firm.

     Each subscription program is guided by a 12- to 18-month agenda. Each subscription program has a research director who is responsible for applying our research methodology to produce best practices studies and for maintaining research quality across all subscription program services. Using fax and electronic polls, steering sessions and one-on-one interviews, the subscription program's director works closely with the membership of that program to identify agenda topics of shared interest and to set the subscription program's research priorities. Each subscription program is staffed by a dedicated team of researchers, analysts and instructors who collectively research and write the best practices studies, complete the customized research briefs and present the findings to the program's membership.

     We currently offer the following 13 subscription programs, each targeting a specific group of senior executives within a corporation's headquarters or divisions:

Subscription                      Year
Program Name                   Introduced                  Constituency                Membership Base
------------                   ----------                  ------------                ---------------

Council on Financial             1983        Retail banking:  executives in line       Commercial banks,
Competition                                  management, marketing and brand           consumer credit
                                             management                                lenders

Business Banking Board           1986        Business banking:  executive vice         Commercial banks
                                             presidents of commercial banking          and nonbank lenders

The VIP Forum                    1989        Trust and private banking:  executives    Brokerage houses,
                                             in marketing and line management          commercial, trust
                                                                                       and private banks,
                                                                                       mutual fund
                                                                                       companies

Insurance Advisory Board         1991        Insurance:  senior marketing executives   Insurance providers

Operations Council               1992        Bank operations:  senior vice             Commercial banks
                                             presidents of bank operations

Corporate Leadership Council     1993        Human resources:  senior human            Corporations across
                                             resources executives                      all industries

Corporate Strategy Board         1996        Corporate strategy:  senior corporate     Corporations across
                                             strategists                               all industries

Working Council for Chief        1997        Information technology:  chief            Corporations across
Information Officers                         information officers                      all industries

Sales Executive Council          1997        Sales:  senior sales executives           Corporations across
                                                                                       all industries

Working Council for Chief        1998        Finance:  chief financial officers        Corporations across
Financial Officers                                                                     all industries

General Counsel Roundtable       1999        Legal:  general counsels                  Corporations across
                                                                                       all industries

Marketing Leadership Council     1999        Marketing:  chief marketing officers      Corporations across
                                                                                       all industries

Forum for Workforce              2000        Employee retention:  senior human         Corporations  across
Engagement                                   resources executives and line managers    all industries

     Our subscription programs provide members an integrated set of products and services for a single annual fee. Each program provides its members with a combination of:

  .  best practices research studies,

  .  executive education services,

  .  customized research briefs, and

  . on-line access to the program's proprietary research database and survey and benchmarking data.

     A description of each service follows.

     Best Practices Research Studies

     Each subscription program generally publishes two to five best practices research studies annually, each addressing a specific corporate issue or problem identified in the research agenda. We design each best practices study to present the conclusions and supporting best practices in a graphical format, enabling the intended audience quickly to assimilate the 50 to 200 pages of research content. We create each report using our structured research methodology: topic selection, root cause analysis, secondary research, primary interviewing, analysis of findings and report writing. Each program director can call upon the support of the Chief Research Officer and his staff to provide assistance in framing arguments, screening best practices, developing on-line deliverables and editing studies and their derivative executive education curriculum content.

     In the course of researching a best practices study topic, the research team typically will review thousands of pages of business and academic literature to ground their understanding of the issues. They then will initiate the research process to identify and evaluate specific business processes, strategies and management practices, typically conducting hundreds of in-depth interviews with corporations, industry experts, management consultants and academic leaders. During the course of its research, a team generally analyzes and evaluates dozens of specific management practices in an attempt to isolate the five to 15 most important practices worthy of potential implementation by members, separating out demonstrated and proven business practices and disposing of those concepts, whether popular or conventional, that largely have failed.

     The following table lists selected agenda topics for each of our 12 subscription programs as of year end 1999. We chose these topics because we believe them to be representative of the agenda topics for our subscription programs:


Program Name                                                   Representative Best Practices Report Titles
------------                                                   -------------------------------------------
Council on Financial Competition       Present at the Creation:  Redefining           Traveling by Daylight: Using Profitability
                                       Competitive Advantage Through Data-Driven      Information to Guide the Retail Financial
                                       Marketing and Management                       Institution

Business Banking Board                 Escaping the Commodity Trap:  Strategies for   The Chosen Few:  Focusing the Enterprise on
                                       Competing in an Economically Rational Market   Strategic Customers

The VIP Forum                          The "Newly Wealthy": Cultivating and Serving   Beyond Customer Satisfaction:  A
                                       Wealthy Customers                              Quantitative Analysis of Satisfaction in the
                                                                                      Affluent Market

Insurance Advisory Board               Essential Growth: Strategies for Identifying   The New Gold Standard:  Restoring
                                       New Insurer Growth Opportunities               Profitability Through Customer Value
                                                                                      Management

Operations Council                     Retail Teleservicing:  Achieving Operational   Competing Against Scale:  Best Practices in
                                       Excellence in Financial Services Call Centers  ACH Processing

Corporate Leadership Council           Forced Outside:  Leadership Talent Sourcing    The Employment Brand:  Building Competitive
                                       and Retention                                  Advantage in the Labor Market

Corporate Strategy Board               Strategic Challenges in the New Economy:       Stall Points:  Barriers to Growth for the
                                       Twelve Driving Forces                          Large Corporate Enterprise

Working Council for Chief              Great Leap Forward:  Launching E-Business at   Creating Business Advantage:  Models for
Information Officers                   the Large Corporation                          Partnering with the Line

Sales Executive Council                Restoring the Balance of Power:  Profiting     Perfecting the Sales Channel:  Economics and
                                       from Strategic Customer Relationships          Impact of the New Electronic Marketplace

Working Council for Chief Financial    Motivating and Rewarding Growth:  Finance's    The Agile Enterprise:  Frontier Practices
Officers                               Role in Supporting Growth                      for Long-Term Value Creation

General Counsel Roundtable             A New Horizon: Implications of the New         Innovative Career Pathing:  Overcoming the
                                       Economy for the General Counsel                Limits of Flat Organizational Structures

Marketing Leadership Council           Marketing in the Internet Era:  Leading        Managing the Brand Portfolio:  Diagnosing
                                       Practices for the "Extended" Marketing         Brand Portfolio Health
                                       Organization

     Executive Education

     We provide our executive education curriculum, which is based on our proprietary best practices research, to member companies worldwide. We deliver executive education services through two primary channels -- general membership meetings and, in some programs, tailored on-site seminars. Our executive education provides lively, interactive forums for reinforcing our textual best practices research studies.

     In 1999, we delivered executive education services to 1,298 member companies, reaching 30,000 executive participants. Each subscription program hosts a series of general membership meetings, where we present the most important research findings from the annual agenda to groups of ten to 200 members. In 1999, we hosted 79 member meetings in North America, Europe and Australia/Asia.

     As an example, the following table sets forth the general membership meetings hosted in 1999 by the Corporate Leadership Council, our human resources subscription program, which has the largest membership base of any of our subscription programs. The Corporate Leadership Council was selected because we believe that the meetings hosted by this subscription program are representative of the meetings hosted by our subscription programs. Each subscription program hosts similar general membership meetings.


Meeting Date                  Meeting Location            Target Audience
------------                  ----------------            ---------------
January 8                     San Francisco, CA           HR Staff & Line Managers
January 25-26                 Washington, D.C.            HR Staff & Line Managers
February 8-9                  Sydney, Australia           HR Executives
February 10                   Sydney, Australia           HR Staff & Line Managers
May 10-11                     Washington, D.C.            HR Executives
September 9-10                Washington, D.C.            HR Executives
September 23-24               Washington, D.C.            HR Executives
October 4-5                   Washington, D.C.            HR Executives
October 12-13                 Palo Alto, CA               HR Executives
October 15                    Atlanta, GA                 HR Staff & Line Managers
October 20                    Chicago, IL                 HR Staff & Line Managers
October 25                    New York, NY                HR Staff & Line Managers
October 28-29                 Washington, D.C.            HR Executives
November 1-2                  London, England             HR Executives
November 3                    London, England             HR Staff & Line Managers
November 15                   Toronto, Canada             HR Staff & Line Managers
December 1-2                  Washington, D.C.            HR Executives

December 6-7                  Washington, D.C.            HR Executives

     Certain subscription programs also provide on-site executive education seminars as part of their membership services. Once a year, those members entitled to an on-site seminar can schedule a Corporate Executive Board faculty member to travel to their corporation to deliver an executive education module, typically a one- to three-hour lecture, case study or facilitated working group discussion, of the member's choice. In 1999, we conducted 1,148 on-site seminars at member corporations.

     We deploy a staff of 19 full-time and part-time faculty who conduct the on-site education seminars. We update our library of executive education modules throughout the year as we translate new best practices research into executive education content.

     As an example, the following table sets forth current executive education modules available for on-site seminars to members of the Corporate Leadership Council. We selected the Corporate Leadership Council because we believe that the executive education modules offered by this subscription program are representative of the executive education modules offered by those subscription programs that offer on-site education.


Module                                                                        Target Audience
------                                                                        ---------------
Role of Human Resources in the New Corporate Headquarters                     HR Management Teams
Strategic Implications of the New Economy                                     HR Management Teams
Transforming the HR Function                                                  HR Executives
Revolutionizing Transactional Service Delivery                                HR Executives
Roles and Priorities in the New Economy                                       HR Management Teams
Accelerating the Development of Rising Leaders                                HR Executives, Executive Development and
                                                                               Succession Planning Teams
Leadership Talent Sourcing and Retention                                      HR Management Teams, Recruiting and Staffing
                                                                               Teams

     Research Briefs

     Members of most subscription programs may assign short-answer, customized research requests. Individual briefs may take the form of a literature search, vendor profile, data retrieval or original primary and secondary research, depending upon the need of the requesting member. In 1999, we completed over 11,000 customized assignments.

     Once initiated, each customized research effort takes several days (approximately eight days on average) to complete, depending on the depth of the information request, the type of research product desired and the time requirements of the member. Researchers typically begin their inquiry with a review of our proprietary research archives and then conduct a broad literature search to identify relevant background material and practices.

     In addition, certain subscription programs produce a series of short research briefs (20-50 pages) that address issues of critical interest to the membership. Projects are generated through an ongoing dialogue between members and research managers and are executed over the year by the research staff.

     Written research briefs generally contain five case studies or profiles of interviewed institutions, highlighting significant trends, successful practices and comparative responses to a range of questions. After we have completed and delivered the written brief to the requesting member, we make the best of these briefs accessible to other members through proprietary databases. Members are able to search, select, view and print research briefs directly from the subscription program database at no additional charge.

     We believe that the research service of our subscription programs builds our proprietary databases, serves as an excellent marketing tool for attracting new members and encourages members to view us as a reliable and effective resource for primary research.

     The following table sets forth sample report topics of customized research briefs that we have undertaken in the recent past:

     Sales Executive Council

  .  Team-Based Selling
  .  Developing Electronic Commerce Channels
  .  Intermediary Management
  .  Customer Mix Management
  .  Sales Force Integration with New Product Launches

     Working Council For Chief Information Officers

  .  SAP Implementation Contracting
  .  Digital Asset Management
  .  Knowledge Management Intranets
  . The Role of the Project Office: Embedding Project Management Discipline . Global IT Organization

     Corporate Strategy Board

  .  Advertising and Sponsorship on the Web
  .  Best Practices in M&A Execution
  .  Asia Pacific Region Business Climate
  .  Assessing Risk Dimensions of New Market Opportunities
  .  Centralized Sourcing of Consultants

     Corporate Leadership Council

  .  Best Practice in Call Center Operations
  .  Creating a Customer Service Culture
  .  Diversity Initiatives at Financial Services Institutions
  .  Developing a Corporate University or Learning Center
  .  Gainsharing Programs for Hourly Employees

     Operations Council

  .  Policy & Procedure Dissemination Tactics
  .  Lockbox Transmission Details
  .  ATM Support Services
  .  Automated Investment Accounting Systems
  .  Practices for Handling Peak Check Volumes

     Insurance Advisory Board

  .  Channel Management and Direct Insurance Distribution
  . New Business Processing & Post-Sale Support for Intermediaries . Group Life & Health Renewal Process
  .  No-Load and Low-Load Whole Life Insurance Products
  .  Group Disability Insurance Marketing

     Business Banking Board

  .  ACH Credit Lines
  .  Acquiring and Retaining Small Business Accounts
  .  Asset Securitization for Middle Market Customers
  .  Turnkey 401(k) Products for Small Businesses
  .  Benchmarking the Commercial Credit Underwriting and Approval Process

     The VIP Forum

  . Asset Management Organizational Structures & Compensation Practices . Australian Private Banking Overview
  .  Niche Segmentation Strategy Implementation
  .  Personal Banking Programs
  .  Centralized Credit Underwriting for Private Banking Departments

     Council On Financial Competition

  .  The Global Account Market
  .  Customer Privacy
  . Branch Site Selection Procedures in Spanish Speaking Countries . Customer Referral Programs
  .  Branding Issues Associated with Bank Mergers and Acquisitions

     On-Line Proprietary Databases

     Each subscription program maintains a proprietary database of best practices and, in some cases, quantitative survey data accessible only to members of the subscription program. We continually update our growing proprietary databases with new corporate practices, quantitative performance data and related information supplied by other members and derived by our researchers. We include all information and graphics generated in best practices research studies and customized research briefs in the databases and make them accessible to member executives and our staff.

     Our proprietary databases currently include 305 best practices research studies and 30,000 customized research briefs containing over 120,000 profiles of corporate practices.

     Since 1996, we have been offering our members internet access to research content and other services through password-protected sites. We believe that the internet provides a convenient means for members to commission customized research briefs, browse and download the electronic library of research studies and graphics, review executive education modules and meeting schedules and communicate with our staff and other members.

Pricing

     We sell memberships in the Corporate Executive Board subscription programs as renewable one-year agreements. Agreements generally are paid in full within three months of the start of the subscription period. At December 31, 1999, the average price for a subscription program was approximately $28,900. The actual price varies by size of member and by subscription program, and may be lower for charter subscribers to new subscription programs. By spreading our costs across a broad membership and offering a largely standardized research product, we are able to charge fees that are a small fraction of the typical engagement fees of specialized research or consulting firms.

     We offer an unconditional service guarantee to our members. At any time, a member may demand a pro rata refund of its subscription fee for a program. In 1999, members requested refunds for nine subscriptions out of over 2,200.

Sales and Marketing

     We market an integrated set of services, consisting of best practices research studies, executive education, customized research briefs and on-line access to our proprietary databases, for a fixed fee per subscription program. We believe that this marketing strategy highlights the value to members of our range of services and emphasizes the membership nature of our business model, actively engaging the membership and reinforcing members' commitment to the Corporate Executive Board.

     At December 31, 1999, our sales force consisted of 42 new business development representatives who are responsible for selling new memberships to assigned geographic market segments in the United States and abroad, as well as 39 member services representatives who are responsible for servicing and renewing existing memberships. We have invested extensively in the expansion of our direct sales force in order to continue the growth of our member base. Our sales and member services staff is based at our headquarters in Washington, D.C. We maintain an additional sales and member services office in London, England.

     The separation of responsibility for new membership sales and membership renewal reflects the varying difficulty and cost of the respective functions. New business development representatives are compensated with a base salary and variable, goal-based incentive bonuses and travel on average 60% of the time, conducting face-to-face meetings with senior executives at prospective member institutions. Member services representatives assume more of an in-house coordinating role, conducting most of their responsibilities over the telephone.

     Although we actively market our subscription programs throughout the year, historically over 50% of all renewals have taken place in the fourth quarter of the year.

Competition

     We currently have few direct competitors, and those that do exist generally compete only against a single subscription program. We compete indirectly against other professional information services providers, including management consulting firms, training and development companies, non-profit think-tanks and research and database companies. We are not aware of any other entity that enables corporations to study as broad a range of the best corporate management practices for fixed annual subscription fees.

     We believe that the principal competitive factors in our market include quality and timeliness of research and analysis, reliable delivery, depth and quality of the membership, ability to meet changing customer needs, superior service and affordably-priced products. We believe we compete favorably with respect to each of these factors.

     The Advisory Board Company provides products and services to the health care industry that are similar to the types of products and services that we generally provide. We have entered into a noncompetition agreement with The Advisory Board Company and David Bradley, its principal stockholder. The noncompetition agreement generally prohibits us from competing with The Advisory Board Company with respect to health care clients and issues and prohibits The Advisory Board Company and Mr. Bradley from competing with us with respect to non-health care clients and issues, other than products and services relating to advertising, magazines and newspapers, and government relations and lobbying activities. The agreement extends through December 31, 2003. See "Certain Relationships and Transactions -- Noncompetition Agreement."

Employees

     At December 31, 1999, we employed 509 persons. Of these employees, 485 were located at our headquarters in Washington, D.C. and 24 were located at our facilities in London, England. None of our employees is represented by a collective bargaining arrangement. We believe that our relations with our employees are favorable.

     We believe strongly in a culture of meritocracy, rewarding key contributors with opportunities for rapid professional growth and advancement as well as competitive compensation. Training is a critical job component for all of our employees, including industry analysis, economics, quantitative modeling, root-cause analysis and presentation skills.

Facilities

     Our headquarters currently are located in approximately 90,000 square feet of office space in Washington, D.C. The facility accommodates research, marketing and sales, information technology, administration, graphic services and operations personnel. We believe that our existing and planned facilities will be adequate for our current needs and that additional facilities are available for lease to meet future needs.

                                  MANAGEMENT

Directors and Executive Officers

     The following table sets forth the names, ages and positions with the Corporate Executive Board of the persons who serve as our directors and executive officers:

Directors and Executive Officers             Age  Position
--------------------------------             ---  --------
Jeffrey D. Zients                             33  Chairman of the Board
James J. McGonigle                            36  Chief Executive Officer and Director
Michael A. D'Amato                            46  Director
Harold L. Siebert                             54  Director
Robert C. Hall                                68  Director
David W. Kenny                                38  Director
Stephen G. Pagliuca                           45  Director
Clay M. Whitson                               42  Chief Financial Officer and Secretary
Sally Chang                                   35  General Manager, Sales and Marketing
Derek C. M. van Bever                         42  Chief Research Officer
Paul C. Amoruso                               34  Executive Director, Research, Information
                                                  Technology and Sales Practices

     Jeffrey D. Zients has been a director since July 1998, and became Chairman of the Board in January 2000. From the spin-off in October 1997 until July 1998, Mr. Zients was our Executive Vice President. He also has served as the Chief Operating Officer of DGB Enterprises, Inc. since the spin-off. From 1992, Mr. Zients held various positions with The Advisory Board Company, most recently serving as its Chief Operating Officer from 1996 until July 1998 and Chief Executive Officer since July 1998. Prior to 1992, Mr. Zients was employed at Mercer Management Consulting and Bain and Company. Mr. Zients received a B.S. from Duke University.

     James J. McGonigle has been our Chief Executive Officer and a director since July 1998. Mr. McGonigle is also the Chairman of our Management Operating Committee. From the spin-off until July 1998, Mr. McGonigle was our General Manager, and from 1995 until the spin-off, he was the General Manager of the corporate division of The Advisory Board Company with responsibility for managing the business assumed by us in the spin-off. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School.

     Michael A. D'Amato has been a director since July 1998. From July 1998 until February 1999, Mr. D'Amato served as our Executive Vice President--Finance and our Secretary. From the date of the spin-off until November 1998, Mr. D'Amato served as our Chief Financial Officer. Since the spin-off, Mr. D'Amato also has served as the Executive Vice President of The Advisory Board Company and the Chief Financial Officer of DGB Enterprises, Inc. From 1996 until July 1998, he was the Chief Financial Officer of The Advisory Board Company. From 1995 to 1996, Mr. D'Amato served as the Special Advisor to the Chairman of The Advisory Board Company. From 1982 until 1995, Mr. D'Amato was a partner with Bain and Company. Mr. D'Amato received a B.S. from Massachusetts Institute of Technology and an M.B.A. from Harvard University. Mr. D'Amato also serves on the Board of Directors of Wesley Jessen Visioncare, Inc., a publicly held contact lens company.

     Harold L. Siebert has been a director since July 1998, and served as the Chairman of the Board from July 1998 until January 2000. From 1996 through July 1998, Mr. Siebert served as Chief Executive Officer and Chairman of Inforum Inc., a company providing marketing and planning systems for healthcare clients, and as Executive Vice President of Medstat/Thomson, a healthcare information company. From 1995 until 1996, Mr. Siebert served as Bureau Chief of TennCare, the State of Tennessee's Medicaid managed care program. From 1993 until 1995, Mr. Siebert was a consultant to Medstat/Thomson. In 1988, Mr. Siebert founded Inforum, Inc. and served as its President and Chief Executive Officer from 1988 through 1993. Prior to 1988, he held various senior-level positions at HBO & Co. and Baxter International. Mr. Siebert received his B.S. from Miami University in Oxford, Ohio.

     Robert C. Hall has been a director since February 1999. From 1995 to January 1999, Mr. Hall served as the Vice President of The Thomson Corporation, a publicly held information publishing company. From 1990 to 1995, Mr. Hall was the Chief Executive Officer of Thomson Information and Publishing Group, a division of The Thomson Corporation involved in professional information and publishing. From 1985 to 1990, Mr. Hall was the President of Thomson Financial Services Group, another publishing division of The Thomson Corporation. Mr. Hall serves on the Board of Directors of Advanta Corporation, a publicly held financial services company, and Advanta Partners Company, a venture capital firm. Mr. Hall received a B.S. from Iowa State University.

     David W. Kenny has been a director since February 1999. Since 1997, Mr. Kenny has been the Chief Executive Officer of Digitas, Inc. (formerly Bronner Slosberg Humphrey), an internet professional services company. From 1987 to 1997, Mr. Kenny was a partner at Bain and Company, a management consulting firm. Mr. Kenny serves on the Board of Directors of the Harvard Business School Publishing Corporation, a publishing company. Mr. Kenny received a B.S. from General Motors Institute and an M.B.A. from Harvard University.

     Stephen G. Pagliuca has been a director since February 1999. Mr. Pagliuca founded Information Partners for Bain Capital in 1989 and is currently a Managing Director of Bain Capital, Inc., a private equity investment firm, which he joined in 1989. Prior to becoming a Managing Director at Bain Capital, he was a partner at Bain and Company, a management consulting firm. Mr. Pagliuca serves on the Board of Directors of Wesley Jessen Visioncare, Inc., a publicly held contact lens company; Dade Behring Inc., a supplier of in vitro diagnostics products and services; Epoch Senior Living, assisted living facilities; and the Gartner Group, a publicly held information publishing company. Mr. Pagliuca received a B.A. from Duke University and an M.B.A. from Harvard University.

     Clay M. Whitson has been our Chief Financial Officer since November 1998 and our Secretary since February 1999. Mr. Whitson is also a member of our Management Operating Committee. From 1996 through October 1998, Mr. Whitson served as the Chief Financial Officer and Treasurer of PMT Services, Inc., a publicly held credit card processing company. From 1990 to 1996, Mr. Whitson served as the Chief Financial Officer of the Gemala Group, a diversified conglomerate based in Indonesia. Prior to joining the Gemala Group in 1990, Mr. Whitson was a director in the Mergers and Acquisitions Department of The Chase Manhattan Bank, NA. Mr. Whitson received a B.A. from Southern Methodist University and an M.B.A. from the University of Virginia.

     Sally Chang has been our General Manager, Sales and Marketing, since June 1998. Ms. Chang is also a member of our Management Operating Committee. From 1992 until joining us, she served in various management capacities with The Advisory Board Company, including as General Manager, Health Care Member Services; General Manager, Health Care Research; and an Executive Director, Research. Prior to 1992, Ms. Chang worked in the corporate planning department of Fuji Xerox in Tokyo, as a general management consultant with Touche Ross, and in the merger and acquisitions group of Drexel Burnham Lambert. Ms. Chang received an A.B. from Harvard University, an M.A. from the University of Pennsylvania and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

     Derek C. M. van Bever has been our Chief Research Officer since the spin-off. Mr. van Bever is also a member of our Management Operating Committee. From 1995 through the date of the spin-off, he served as the Chief Research Officer of the business assumed by us in the spin-off. Prior to that, he served in various management capacities with The Advisory Board Company, which he joined in 1981. Mr. van Bever received a B.A. and an M.A. from the University of Delaware and an M.B.A. from Harvard University.

     Paul C. Amoruso has been an Executive Director, Research, since the spin-off, focusing on the information technology and sales practices. Mr. Amoruso is also a member of our Management Operating Committee. Prior to the spin-off, Mr. Amoruso worked in various capacities with The Advisory Board Company, which he joined in 1994. From 1993 to 1994, he was owner and President of Daedalus Partners, a consulting firm and broker-dealer serving early-stage corporations. Mr. Amoruso received a B.A. from Wesleyan University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Management Operating Committee

     Our Management Operating Committee consists of members of our senior management. This committee meets approximately every two weeks and establishes the guidelines for, and manages, our general operations. Our Management Operating Committee is not a committee of the Board of Directors.

                           ________________________

     All directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. The Board of Directors elects our executive officers and these officers serve at the discretion of the Board. Except for Sally Chang and Paul C. Amoruso who are married, there are no family relationships among our directors and executive officers.

Committees of the Board of Directors

     Audit Committee

     The members of our audit committee are Messrs. Hall, Kenny and Pagliuca. The Audit Committee, among other things: makes recommendations to the Board of Directors concerning the engagement of independent public accountants; monitors and reviews the quality and activities of our independent accountants; and monitors the adequacy of our operating and internal controls as reported by management and the independent auditors.

     Compensation Committee

     The members of our compensation committee are Messrs. Hall, Kenny and Pagliuca. The Compensation Committee, among other things, reviews salaries, benefits and other compensation, including stock-based compensation under the Incentive Plan, the 1999 Plan and the Directors Plan, of directors, officers and other key employees and makes recommendations to the Board of Directors.

Director Compensation

     The Board of Directors or, to the extent authorized by the Board, the Compensation Committee, sets directors' compensation under the Directors Plan and such other arrangements as the Compensation Committee determines to be appropriate. Each director who is not an employee, upon election as a non-employee director, receives a one-time grant of options to purchase 36,120 shares of common stock. Non-employee directors also receive an annual grant of options to purchase 5,000 shares of common stock and a $20,000 annual retainer. Under the Directors Plan, the Board of Directors or the Compensation Committee may provide for stock options or stock grants to be awarded to directors and has the discretion to establish the terms, provisions and conditions of such awards, except that options may not be granted with an exercise price less than the fair market value of the common stock at the time such options are granted. Currently, 180,600 shares are subject to options previously granted under the Directors Plan. Directors who are employees do not receive any additional compensation for their service as directors. We reimburse each director for reasonable out-of-pocket expenses for attending Board of Directors meetings.

Executive Compensation

     The following table presents certain information concerning compensation earned for services rendered for 1998 and 1999 by certain executive officers whose annual salary and bonus during fiscal year 1999 exceeded $100,000 (the "Named Officers"):

                          Summary Compensation Table

                                                                                 Long-Term
                                                                                Compensation
                                                                                ------------
                                                         Annual Compensation      Number of       All Other
                                                         -------------------
          Name and Principal Positions            Year    Salary     Bonus(1)      Options      Compensation(2)
          ----------------------------            ----   --------    --------     ---------     ---------------
James J. McGonigle(3)...........................  1999   $440,000          --        61,000                  --
  Chief Executive Officer                         1998    413,849    $100,000(4)         --                  --
Derek C. M. van Bever...........................  1999    400,000          --        17,500            $850,000
  Chief Research Officer                          1998    394,231     100,000(4)         --             850,000
Paul C. Amoruso.................................  1999    337,212          --        42,500                  --
  Executive Director, Research,                   1998    308,558     118,750(4)         --                  --
  Information Technology and Sales
  Practices
Sally Chang(5)..................................  1999    325,000          --        17,500                  --
  General Manager, Sales and                      1998    175,961     100,000(4)    240,800                  --
  Marketing
Clay M. Whitson(6)..............................  1999    250,000          --            --                  --
  Chief Financial Officer                         1998     31,730     100,000(7)    172,000                  --

__________
(1) We generally do not pay bonuses to our executive officers. However, from time to time we have paid discretionary bonuses under certain special circumstances. Performance bonuses are pro-rated over the related employment period.
(2) Reflects $850,000 for Mr. van Bever in each of 1999 and 1998 in connection with the repurchase of certain options of The Advisory Board Company prior to the time of the spin-off.
(3) Mr. McGonigle was named our Chief Executive Officer in July 1998. Prior to July 1998, we did not have a Chief Executive Officer.
(4) Includes a special bonus paid in connection with our initial public offering: $40,000 paid by us in cash and $60,000 paid in shares of common stock (valued at the initial public offering price) by our principal stockholder.
(5)  Ms. Chang joined us as General Manager, Sales and Marketing, in June 1998.
(6)  Mr. Whitson joined us as Chief Financial Officer in November 1998.
(7) Reflects a signing bonus of $100,000 paid to Mr. Whitson upon the commencement of his employment.

     The following table sets forth certain information concerning grants of stock options to each of the Named Officers during 1999:


                                                         Stock Option Grants in 1999

                                                             Individual Grants(1)
                                   ------------------------------------------------------------------------
                                                                                                               Potential Realizable
                                                   % of Total                    Market                          Value at Assumed
                                     Number of      Options                     Price on                          Annual Rates of
                                      Shares       Granted to     Exercise        Date                              Stock Price
                                    Underlying    Employees in      Price          of        Expiration             Appreciation
Name                               Option Grants   Fiscal Year   (per share)      Grant         Date              for Option Term
----                               -------------   -----------   -----------    --------  -----------------    ---------------------
                                                                                                                   5%        10%
                                                                                                               ---------  ----------
James J. McGonigle................        61,000       8.2%        $19.00         $19.00  February 22, 2009    $728,889   $1,847,148
Derek C. M. van Bever.............        17,500       2.3          19.00          19.00  February 22, 2009     209,107      529,919
Paul C. Amoruso...................        17,500       2.3          19.00          19.00  February 20, 2009     209,107      529,919
                                          25,000       3.4          27.06          27.06       May 17, 2009     425,447    1,078,167
Sally Chang.......................        17,500       2.3          19.00          19.00  February 22, 2009     209,107      529,919
Clay M. Whitson...................            --        --             --             --                 --          --           --

__________
(1) Options granted under the 1999 Plan generally become exercisable 25% per year beginning one year after the date of grant.

     The following table sets forth certain information concerning stock options held by each of the Named Officers during 1999:

                      Aggregated Option Exercises in 1999
                           and Year-End Option Values

                                                                           Number of Securities         Value of Unexercised
                                                                          Underlying Unexercised        In-the-Money Options
                                             Shares                     Options at Fiscal Year-End      at Fiscal Year-End(1)
                                            Acquired         Value      --------------------------   --------------------------
Name                                       On Exercise      Realized    Exercisable  Unexercisable   Exercisable  Unexercisable
----                                       -----------      --------    -----------  -------------   -----------  -------------
James J. McGonigle(2)...................         --       $    --             --        551,200        $   --     $29,497,142
Derek C. M. van Bever...................         --            --             --        198,100            --      10,369,720
Paul C. Amoruso.........................         --            --             --        197,300            --       9,925,354
Sally Chang.............................         --            --             --        258,300            --      12,419,229
Clay M. Whitson.........................         --            --             --        172,000            --       7,161,220

__________
(1) Based on the closing price of our common stock on December 31, 1999 of $55.875 per share.
(2) Mr. McGonigle's stock option agreement with respect to 490,200 options provides that the number of shares of common stock issuable pursuant to those options will be increased if the number of shares of common stock outstanding on a fully diluted basis exceeds 18,920,000 shares, and again if the number of shares of common stock outstanding on a fully diluted basis exceeds 20,640,000 shares. The amount of the increase on each occasion will be 10% of the sum of the number of shares that remain issuable pursuant to those options at the time and the number of shares that were issued to him upon the exercise of those options that he continues to hold at the time. The exercise price per each additional share on each such date will be the fair market value of a share of common stock on each such date.

     We anticipate that we will grant options to our key employees in 2000 in amounts that will be consistent with prior year grants.

Employment Agreements

     We have entered into an employment agreement with Mr. McGonigle which continues in effect until he resigns or we terminate his employment. Under the terms of the employment agreement, he receives an annual salary of $440,000, which is subject to periodic increases in our discretion. His employment agreement requires him to devote his efforts and abilities to us on a full-time basis and provides that, in addition to salary, he is entitled to certain fringe benefits, including participation in our 401(k) plan, the reimbursement of business-related expenses, disability insurance coverage and reimbursement of fees and expenses incurred in connection with participation in community and business related organizations. His employment agreement also provides that he will receive an amount equal to 125% of one year's base salary and that all the options granted to him will vest and become exercisable immediately if we terminate his employment without cause.

     Contemporaneously with the execution of his employment agreement, Mr. McGonigle executed a noncompetition agreement pursuant to which, among other things, he agreed not to compete with us for a period of up to three years after termination of his employment if he voluntarily resigns or if we terminate his employment for cause. In addition, if we terminate his employment without cause, he will not compete with us for one year and we may require him not to compete with us for up to two additional years if we pay him 125% of his base salary at the time of termination for each additional one-year period of noncompetition. Mr. McGonigle also agreed not to disclose any of our confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit our employees to leave for a period of three years after the termination of his employment.

     We have entered into an employment agreement with Mr. Whitson which continues in effect until he resigns or we terminate his employment. Under the terms of the employment agreement, he receives an annual salary of $250,000, which is subject to periodic increases in our discretion. Mr. Whitson also received a bonus of $100,000 when he entered into his employment agreement, and we granted him options to purchase 172,000 shares of common stock at a purchase price of $14.24 per share at that time. His employment agreement requires him to devote his efforts and abilities to us on a full-time basis and provides that, in addition to salary, he is entitled to certain fringe benefits, including participation in our 401(k) plan and the reimbursement of business-related expenses, disability insurance coverage and reimbursement of fees and expenses incurred in connection with participation in community and business related organizations. His employment agreement also provides that he will receive an amount equal to one year's base salary and that all the options granted to him will vest and become exercisable immediately if we terminate his employment without cause.

     Contemporaneously with the execution of his employment agreement, Mr. Whitson executed a noncompetition agreement pursuant to which, among other things, he agreed not to compete with us for one year after termination of employment, or for a period of up to three years after termination of his employment if he voluntarily resigns or if we terminate his employment for cause. In addition, if we terminate his employment without cause or if he resigns with good reason, we may require him not to compete with us for up to two additional years if we pay him 100% of his base salary at the time of termination for each additional one-year period of noncompetition. Mr. Whitson also agreed not to disclose any of our confidential or proprietary information during the course of his employment or after termination of his employment for any reason and not to solicit our employees to leave for a period of three years after the termination of his employment.

     There are no other employment agreements in effect with respect to any of our directors or executive officers. All executive officers enter into noncompetition, nonsolicitation and confidentiality agreements with us.

Stock Plans and Agreements

     The Corporate Executive Board Company Stock-Based Incentive Compensation Plan (the "1997 Incentive Plan")

     On October 31, 1997, the Board of Directors adopted the 1997 Incentive Plan. This plan is designed to provide only for the grant of stock options that do not qualify as incentive stock options under Section 422 of the Code.

     We may not issue more than 5,504,000 shares of common stock pursuant to all options granted under the 1997 Incentive Plan. As of December 31, 1999, approximately 4,273,320 shares had been issued under or were subject to 1997 Incentive Plan options.

     Generally, 1997 Incentive Plan options become exercisable 50% on February 22, 2000, 30% on February 22, 2001 and 20% on February 22, 2002 and expire on April 30, 2003. Options granted to certain former executives and directors to purchase an aggregate of 315,000 shares of common stock expire later, extending to March 31, 2009. The number of shares subject to outstanding 1997 Incentive Plan options or reserved for issuance under the 1997 Incentive Plan is subject to anti-dilution provisions for reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and similar events. After granting options with respect to shares available for issuance under the 1997 Incentive Plan, the Board of Directors does not intend to make any additional grants under this plan.

     The purpose of the 1997 Incentive Plan is to provide participants with an increased economic and proprietary interest in us in order to encourage them to contribute to our success and progress. The Compensation Committee of the Board of Directors, or the Board of Directors itself, administers the 1997 Incentive Plan and may establish the terms, provisions and conditions upon which 1997 Incentive Plan options are granted, including exercise price, exercisability, vesting and termination. Options under this plan may only be granted to employees who are members of a select group of management or other key employees whom the Compensation Committee or the Board from time to time designates for participation in the plan. With the approval of the Compensation Committee or the Board, participants may pay for shares purchased upon the exercise of any 1997 Incentive Plan options by cash or promissory notes secured by the shares then issuable upon exercise of 1997 Incentive Plan options. Options granted under this plan generally are nontransferable other than by will or the laws of descent and distribution, and are exercisable only by the optionholder during his or her lifetime. No 1997 Incentive Plan options will have a term extending beyond May 1, 2009.

     1999 Stock Option Plan

     In February 1999, the Board of Directors adopted the 1999 Stock Option Plan. The purpose of the 1999 Plan is to provide participants with an increased economic and proprietary interest in us in order to encourage them to contribute to our success and progress. The 1999 Plan provides for the grant of stock options that qualify as incentive stock options under Section 422 of the Code as well as options that do not qualify as incentive stock options under Section 422 of the Code. Options may be granted only to our officers, independent contractors, employees and prospective employees.

     We may not issue more than 1,892,000 shares of common stock pursuant to all options granted under the 1999 Plan, although we may increase that number by the number of shares subject to 1997 Incentive Plan options that are cancelled, expire or terminate or that otherwise are available for issuance but for any other reason are not issued under the 1997 Incentive Plan. We may not issue options for more than 430,000 shares during any calendar year to any one participant. The number and type of shares or other securities subject to 1999 Plan options are subject to anti-dilution provisions for reorganizations, reclassifications, stock dividends, or other distributions, stock splits, reverse stock splits, spin-offs or similar transactions, or if substantially all of our property and assets are sold.

     As of December 31, 1999, 745,500 shares of common stock subject to options had been granted under the 1999 Plan. We anticipate that we will grant additional options under the 1999 Plan in 2000 in amounts that will be consistent with prior year grants.

     The Compensation Committee or the Board administers the 1999 Plan, and may establish the terms, provisions and conditions of options, including exercise price, exercisability, vesting and termination. No option may have an exercise price less than the fair market value of the common stock on the date of grant, unless that option is granted in substitution of options granted by a new employee's previous employer or the participant pays or foregoes compensation in the amount of any discount. Options granted to 10% stockholders that are intended to qualify as incentive stock options under Section 422 of the Code may not have an exercise price of less than 110% of the fair market value of the common stock on the date of grant. Options granted under the 1999 Plan generally expire within ten years of the date of grant. Options granted under the 1999 Plan generally become exercisable 25% per year beginning one year after the date of grant. Delivery of shares of common stock upon the exercise of options may be deferred, with such deferral generally evidenced by an unfunded and unsecured obligation referred to as a "stock unit." A stock unit is a bookkeeping entry representing the fair market value of one share of common stock. Settlement of stock units upon expiration of the deferral period will be made in common stock or as otherwise determined by the 1999 Plan administrator.

     With the approval of the Compensation Committee or the Board, participants may pay for shares purchased upon the exercise of any 1999 Plan options by cash or promissory notes secured by the shares then issuable upon exercise of 1999 Plan options. We may lend money to the option holder to pay the exercise price and any taxes due in connection with the exercise of options. Unless otherwise provided by the Compensation Committee or the Board, options granted under the 1999 Plan are nontransferable other than by will or the laws of descent and distribution, and are exercisable only by the optionholder during his or her lifetime.

     Unless approved by our stockholders, the 1999 Plan may not be amended to materially increase the number of shares of common stock authorized for issuance. Except as otherwise required by law, the Board of Directors may amend the 1999 Plan in other respects without stockholder approval. The 1999 Plan will terminate in February 2009.

     Directors Stock Plan

     On December 14, 1998, the Board of Directors adopted our Directors Plan. The purpose of the Directors Plan is to assist us in attracting, retaining and motivating qualified individuals to serve on our Board of Directors and to align their financial interests with those of our stockholders by providing for or increasing their proprietary interest in us.

     Any member of our Board of Directors or of the board of directors of a subsidiary is eligible for the award of stock options and stock grants under the Directors Plan. The Directors Plan is administered by the Board of Directors or by the Compensation Committee to the extent the Board of Directors so designates. The Directors Plan is intended to operate in a manner that exempts grants of stock under the Directors Plan from Section 16(b) of the Securities Exchange Act of 1934.

     As of December 31, 1999, 180,600 shares of common stock were subject to options granted under the Directors Plan. We intend to grant additional options under the Directors Plan in 2000.

     We may not issue more than 430,000 shares of common stock under the Directors Plan. Any shares that are reacquired under the stock option or stock grant are not counted against the number of shares that can be issued under the Directors Plan. The number and type of shares or other securities subject to options under the Directors Plan are subject to anti-dilution provisions for reorganizations, reclassifications, stock dividends, or other distributions, stock splits, reverse stock splits, spin-offs or similar transactions, or if substantially all of our property and assets are sold.

     Under the Directors Plan, the Compensation Committee or the Board may provide for stock options and stock grants to be awarded to directors and may establish the terms, provisions and conditions of such awards, including exercise price, exercisability, vesting and termination. No option may have an exercise price less than the fair market value of the common stock on the date of grant, unless the option holder pays or foregoes compensation in the amount of any discount.

     We may not issue options for more than 86,000 shares to any person on account of his or her service as a director for any calendar year. Awards granted under the Directors Plan are nontransferable by the director other than by will or the laws of descent and distribution, and are exercisable only by the director during his or her lifetime.

     Unless approved by our stockholders, the Directors Plan may not be amended to increase the number of shares of common stock authorized for issuance. Except as otherwise required by law, the Board of Directors otherwise may amend the Directors Plan without further stockholder approval. The Directors Plan will terminate on May 1, 2009.

Indemnification Arrangements

     Our certificate of incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. Our bylaws provide that we will indemnify our officers, directors, employees and other agents to the fullest extent permitted by law.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

Services Agreements

     Administrative Services Agreement. The Advisory Board Company provides certain administrative services to us pursuant to the Administrative Services Agreement. We believe that the services provided under the Administrative Services Agreement may be obtained from alternative sources and that the fees pursuant to the Administrative Services Agreement approximate the cost to internally provide or otherwise externally source those services. During 1999, The Advisory Board Company provided an aggregate of $1.6 million of services to us under this agreement. The aggregate value of the services currently provided under this agreement is less than $10,000 per month. This agreement expires on December 31, 2000.

     Vendor Contracts Agreement. Pursuant to the Vendor Contracts Agreement, we participate in certain vendor contracts entered into by The Advisory Board Company for the provision of certain services, such as telecommunications, mailing and general office services. The Vendor Contracts Agreement specifies that we will pay the vendor directly if costs can be segregated and billed separately, or we will reimburse The Advisory Board Company for our reasonably allocated share of commonly billed costs. This agreement expires on December 31, 2000. We expect to enter into separately negotiated vendor agreements as soon as reasonably practical, and do not expect to incur material incremental costs.

     We record costs associated with the Administrative Services Agreement and the Vendor Contracts Agreement monthly as a payable to an affiliate and settle amounts owed on a quarterly basis.

Noncompetition Agreement

     On January 1, 1999, we entered into the Noncompetition Agreement with The Advisory Board Company and David Bradley, who was the sole beneficial owner of our common stock prior to our initial public offering. The Noncompetition Agreement has a term of five years, and prohibits us from selling membership-based subscription services substantially similar to those provided by us and The Advisory Board Company to any company that is principally engaged in the health care provider business. We may sell our products and services to any company that is neither a health care company nor principally engaged in other types of health care business. We may continue to renew pre-existing subscriptions with respect to those products and services that we had sold as of our initial public offering if they do not specifically address health care provider industry issues.

     The Noncompetition Agreement generally prohibits The Advisory Board Company and Mr. Bradley from selling services covered by the agreement to any non-health care companies. They may continue to renew pre-existing subscriptions with respect to those products and services that they had sold as of our initial public offering, if such products and services specifically address health care provider industry issues. The Noncompetition Agreement does not cover magazines, newspapers and news services, advertising for publications and news or on-line services, advertising and promotion activities offered to companies, institutions or advertising agencies that are responsible for the placement or designing of advertisements and government relations and lobbying activities. The Noncompetition Agreement prohibits the parties from recruiting or employing the other's employees.

Registration Rights Agreement

     Following the closing of this offering, Mr. Bradley will hold approximately 698,000 shares of our common stock (no shares if the underwriters' overallotment option is exercised in full). Pursuant to a Registration Rights Agreement, Mr. Bradley is entitled to certain rights with respect to the registration of his shares of common stock under the Securities Act of 1933. Through February 26, 2004, Mr. Bradley may require us, at his expense, on two separate occasions, to file a registration statement under the Securities Act of 1933 with respect to some or all of his shares of common stock. If Mr. Bradley continues to hold shares after this offering, he will be unable to exercise his registration rights prior to the expiration of the lock-up period in connection with this offering without the prior written consent of Salomon Smith Barney. Under certain circumstances, we may, on no more than one occasion, delay such registration for not more than three months.

In addition, during the same period, if we propose to register our shares of capital stock under the Securities Act of 1933, subject to certain exceptions, Mr. Bradley is entitled to notice of the registration and to include his shares in that registration, provided that the managing underwriters have the right, in certain circumstances, to limit the number of shares that Mr. Bradley may include in such registration.

Promissory Note

     Mr. Bradley borrowed $6.5 million from us on October 31, 1997 pursuant to a promissory note and repaid the principal amount and all related accrued interest in February 1999.

Cross-Indemnification Agreement

     On January 21, 1999, we and Mr. Bradley entered into a cross-indemnification agreement. Under this agreement, we agreed to indemnify Mr. Bradley, and Mr. Bradley agreed to indemnify us, with respect to adverse tax effects resulting from the reallocation of income and expenses between S corporation and C corporation tax years.

Lease Guarantee

     We have entered into a lease for our headquarters facility in Washington, D.C. The initial term of this lease will expire on June 30, 2009. Our obligations under this lease are guaranteed by The Advisory Board Company. The guarantee will expire on March 31, 2002 provided that certain conditions regarding our financial condition have been met.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus with respect to each person who to our knowledge beneficially owns 5% or more of the outstanding shares of common stock, each director and named executive officer, all executive officers and members of the Board of Directors as a group and each of the selling stockholders. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.


                                      Shares Beneficially                         Shares to Be       Total Shares Beneficially Owned
                                         Owned Prior To                        Beneficially Owned      and Subject to Options After
                                          Offering(1)                Number    After Offering(1)(4)          Offering(5)(6)
                              ------------------------------------     of      --------------------  -------------------------------
                                                         Diluted     Shares
Name                           Number(2)    Percent(2)  Percent(3)   Offered    Number   Percent        Number       Percent
----                          ----------    ----------  ----------  ---------  --------  --------    ----------     ---------
David G. Bradley(7).........  3,697,891        27.3%       24.7%    3,000,000   697,891                 697,891
Jeffrey D. Zients(8)........    351,120         2.5         2.3       100,000   251,120                 251,120
Michael A. D'Amato(8).......    169,160         1.2         1.1        35,000   134,160                 134,160
James J. McGonigle(8).......    260,350         1.9         1.7       175,000    85,350      *          376,200
Harold L. Siebert...........    129,000           *           *
Robert C. Hall..............     36,120           *           *
David W. Kenny..............     36,120           *           *
Stephen G. Pagliuca.........     36,120           *           *
Clay M. Whitson(8)..........     57,328           *           *        40,000    17,328      *          132,000
Sally Chang.................    124,775           *           *
Derek C. M. van Bever(8)....     94,675           *           *        60,000    34,675      *          138,100
Paul C. Amoruso.............     81,775           *           *
[Other selling
 stockholders](8)...........
The TCW Group, Inc./ Robert
 Day(9).....................  1,336,935         9.9         8.9

All executive officers and
 directors as a group (11
 persons)...................  1,376,593         9.2         9.2

___________
*    Represents less than 1%
(1) The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 under the Securities Exchange Act of 1934.
(2) The number of shares and percentages included in these columns are calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Pursuant to that rule, in addition to the issued and outstanding shares beneficially owned, holders are treated as beneficially owning shares that are subject to options that are exercisable within 60 days. For purposes of calculating the percentage of shares owned, the option shares attributed to each holder are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that holder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person.
(3) The percentages included in this column are calculated on a diluted basis, assuming that the shares of common stock not outstanding that are subject to options exercisable within 60 days and held by selling stockholders are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by the holders.
(4) Assumes no exercise of the underwriters' over-allotment option. In the event the over-allotment option is exercised in full by the underwriters, Mr. Bradley will no longer beneficially own any shares of our common stock,
     Mr. Zients will beneficially own           shares (    %), Mr. D'Amato will
     beneficially own       shares (    %), Mr. McGonigle will beneficially own
            shares (    %), Mr. Whitson will beneficially own      shares
     (    %), Mr. van Bever will beneficially own      shares (    %) and all
     executive officers and directors as a group will beneficially own
     shares (     %) of the outstanding common stock.
(5) The number column indicates the number of shares owned after the offering assuming the exercise of all options, whether vested or unvested, without regard to whether or not the options are exercisable within 60 days. Percentages in the percent column are calculated on a diluted basis, assuming that all shares subject to options are deemed to be outstanding, whether vested or unvested and without regard to whether or not the options are exercisable within 60 days.
(6) Assumes no exercise of the underwriters' over-allotment option. In the event the over-allotment option is exercised in full by the underwriters, Mr. Bradley will no longer own any shares of our common stock, Mr. Zients' total ownership (calculated as per note (5) above) will be
     shares (    %), Mr. D'Amato's total
     ownership will be        shares (   %), Mr. McGonigle's total ownership
     will be       shares ( %), Mr. Whitson's total ownership will be
     shares (    %), Mr. van Bever's total ownership will be       shares
     (    %) and the total ownership by all executive officers and directors
     as a group will be       shares (     %).
(7)  Includes shares held by the Bradley Trust.
(8) Includes shares to be sold by such holder in this offering that will be issued immediately prior to the date of this prospectus as a result of the exercise of options.
(9) As reported in a Schedule 13G filed on July 12, 1999. The Schedule 13G states that The TCW Group, Inc. and Robert Day share voting and investment power with respect to the shares, and that shares reported for Robert Day include shares reported for The TCW Group, Inc.

                         DESCRIPTION OF CAPITAL STOCK

General

     Our certificate of incorporation provides that we are authorized to issue 100 million shares of common stock, par value $.01 per share, and five million shares of preferred stock, par value $.01 per share.

Common Stock

     Stockholders are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled or permitted to vote. The common stock does not have cumulative voting rights in the election of directors. As a result, holders of a majority of the shares of common stock voting for the election of directors can elect all the directors standing for election.

     Holders of the common stock are entitled to receive dividends out of funds legally available therefor when and if declared from time to time by the Board of Directors. See "Price Range of Common Stock and Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of the common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any then outstanding preferred stock. The common stock has no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions in our certificate of incorporation. The rights, preferences and privileges of holders of the common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. The issued and outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     The Board of Directors may issue the preferred stock in different series and classes and fix the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and other rights and preferences of the preferred stock not in conflict with our certificate of incorporation or Delaware law. There currently are no shares of preferred stock outstanding, and the Board of Directors has no present plans to issue any shares of preferred stock. The Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of holders of the common stock. The issuance of shares of preferred stock might have the effect of delaying, deferring or preventing a change in control.

Corporate Governance Provisions of Our Certificate of Incorporation and Bylaws

     Our certificate of incorporation provides that the Board may not adopt a "stockholders rights plan" (as defined in the certificate of incorporation), commonly called a "poison pill," unless the rights plan is ratified by the affirmative vote of the holders of a majority of the shares of common stock, expires no later than 37 months after adoption and permits the rights issued thereunder to be redeemed at any time by the affirmative vote of the holders of a majority of the shares of common stock. We have elected not to be subject to
Section 203 of the Delaware General Corporation Law, which generally prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless certain conditions are satisfied. Our certificate of incorporation does not permit stockholders to act by written consent without a meeting of stockholders. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by a majority of the full Board of Directors, the Chairman of the Board or any holder or holders of at least 40% of any class of our outstanding capital stock then entitled to vote at the meeting.

     Our bylaws provide that the number of directors will be fixed from time to time by the stockholders or the Board of Directors. We currently have seven directors.

Limitation on Liability and Indemnification Matters

     Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the Delaware General Corporation Law, liability of a director may not be limited for any breach of the director's duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, in respect of certain unlawful dividend payments or stock redemptions or repurchases and for any transaction from which the director derives an improper personal benefit. The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. We may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against the officer or director and incurred by the officer or director in such capacity, or arising out of the status, as an officer or director.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is Chase Mellon Shareholder Services LLC.

                                 UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement
dated       , 2000, each underwriter named below has severally agreed to purchase and the selling stockholders have agreed to sell to each underwriter, the number of shares set forth below opposite their respective names.

                                                                      Number of
Underwriter                                                             Shares
----------                                                            ---------

Salomon Smith Barney Inc. ............................
Donaldson, Lufkin & Jenrette Securities Corporation..
Friedman, Billings, Ramsey & Co., Inc. ...............
Goldman, Sachs & Co. ..................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated...
                                                                      ---------
         Total.......................................                 5,000,000
                                                                      =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of various legal matters by counsel and to various other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of the prospectus and some of the shares to various dealers at the public offering price less a
concession not in excess of $   per share. The underwriters may allow, and those
dealers may reallow, a concession not in excess of $    per share on sales to
certain other dealers. If all of the shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms. The underwriters have advised us and the selling stockholders that they do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     Several selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to each underwriter's initial purchase commitment.

     We, the selling stockholders, our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus, we and these other parties will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. These restrictions will not affect our ability (i) to issue and sell our common stock or make any awards pursuant to the 1997 Incentive Plan, the 1999 Plan and the Directors Plan, (ii) to issue shares of our common stock pursuant to the exercise of stock options currently outstanding or granted pursuant to the 1997 Incentive Plan, the 1999 Plan or the Directors Plan, or (iii) to issue shares of our common stock or securities convertible into, or exercisable or exchangeable for, shares of our common stock in connection with an acquisition of or merger with another corporation as long as the securities are not registered under the Securities Act of 1933 during the lock-up period.

     Our common stock is quoted on the Nasdaq National Market under the symbol "EXBD."

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                           Paid by Selling
                                                             Stockholders
                                                             ------------
                                                             No       Full
                                                          Exercise  Exercise
                                                          --------  --------
 Per share........................................        $         $
 Total............................................        $         $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. These activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of these types of transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise, and, if commenced, may be discontinued at any time.

     Most of the shares to be sold by the selling stockholders in this offering will be sold to U.S. purchasers, but a limited number of shares may be sold to non-U.S. purchasers.

     If and to the extent that any shares are offered or sold in the United Kingdom, each underwriter agrees that it:

 .    will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or in other circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulation 1995 (the "Regulations");

 .    will comply with all applicable provisions of the Regulations and of the
     Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock offered hereby in, from other otherwise involving the United Kingdom; and

 .    will only issue or pass on in the United Kingdom any document received by it in connection with the issue of these shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

     We and the selling stockholders estimate that our respective portions of the total expenses of this offering (excluding underwriting discounts and
commissions) will be $          and $        .

     We and the selling stockholders have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     Certain of the underwriters have performed various investment banking, commercial banking and advisory services for us for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP. The underwriters will be represented by Cravath, Swaine & Moore.

                                    EXPERTS

     The audited financial statements and schedule as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules filed as part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference to such exhibit. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the Securities and Exchange Commission. The registration statement, including all exhibits thereto and amendments thereof, are available on this World Wide Web site.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Securities and Exchange Commission's public reference facilities at the addresses set forth above.

     We intend to furnish to our stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Balance Sheets as of December 31, 1998 and 1999............................. F-3
Statements of Income for the years ended December 31, 1997,
   1998 and 1999............................................................ F-4
Statements of Changes in Stockholders' Equity (Deficit) for the years ended
   December 31, 1997, 1998 and 1999......................................... F-5
Statements of Cash Flows for the years ended December 31, 1997,
   1998 and 1999............................................................ F-6
Notes to Financial Statements............................................... F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of The Corporate Executive Board Company:

     We have audited the accompanying balance sheets of The Corporate Executive Board Company (formerly The Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) as of December 31, 1998 and 1999, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Corporate Executive Board Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                        /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
January 31, 2000

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                                BALANCE SHEETS
                     (In thousands, except share amounts)


                                                        December 31,
                                                        ------------
          ASSETS                                    1998            1999
                                                  --------        --------
CURRENT ASSETS:
 Cash and cash equivalents                         $12,232         $19,726
 Marketable securities                               3,872              --
 Receivables:
  Membership fees receivable, net                   17,165          26,603
  Due from stockholder                               6,500              --
  Due from affiliate                                   350              --
 Other assets                                          383           1,318
 Deferred income taxes, net                          1,438           8,047
 Deferred offering costs                             1,251              --
 Deferred incentive compensation                     2,023           2,801
                                                   -------         -------
    Total current assets                            45,214          58,495
                                                   -------         -------

MARKETABLE SECURITIES                                   --          13,348
PROPERTY AND EQUIPMENT, NET                          3,714           9,921
                                                   -------         -------
     Total assets                                  $48,928         $81,764
                                                   =======         =======

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
 Accounts payable and accrued liabilities          $ 5,159         $ 6,041
 Accrued incentive compensation                      2,661           3,877
 Due to affiliate                                       --              41
 Stock option repurchase and special
     bonus plan liability                            7,054           4,710
 Deferred revenues                                  39,061          55,436
                                                   -------         -------
     Total current liabilities                      53,935          70,105
                                                   -------         -------

OTHER LIABILITIES                                       --             813
LONG-TERM STOCK OPTION REPURCHASE LIABILITY          3,140              --
                                                   -------         -------
     Total liabilities                              57,075          70,918
                                                   -------         -------

STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, par value $0.01;
  5,000,000 shares authorized, no shares
  issued and outstanding                                --              --
 Common stock, par value $0.01; 100,000,000
  shares authorized and 12,504,400 and
  13,569,960 shares issued and outstanding
  as of December 31, 1998 and 1999, respectively       125             136
 Additional paid-in-capital                          2,646             269
 Deferred compensation                                (953)           (570)
 Retained earnings (deficit)                        (9,965)         11,691
 Accumulated elements of comprehensive income           --            (680)
                                                   -------         -------
     Total stockholders' equity (deficit)           (8,147)         10,846
                                                   -------         -------
     Total liabilities and stockholders'
            equity (deficit)                       $48,928         $81,764
                                                   =======         =======

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                             STATEMENTS OF INCOME
                   (In thousands, except per share amounts)


                                                     Year ended December 31,
                                                     -----------------------

                                                    1997       1998       1999
                                                    ----       ----       ----

REVENUES                                          $38,669    $53,030    $70,767
 Cost of services                                  20,036     25,373     28,602
                                                  -------    -------    -------
GROSS PROFIT                                       18,633     27,657     42,165
                                                  -------    -------    -------

COSTS AND EXPENSES:
 Member relations and marketing                     8,106     11,676     15,525
 General and administrative                         5,660      6,920      8,485
 Depreciation                                         722        885      1,318
 Stock option restructuring and repurchase
  and special bonus plan                            3,063      5,342        383
                                                  -------    -------    -------
                                                   17,551     24,823     25,711
                                                  -------    -------    -------

INCOME FROM OPERATIONS                              1,082      2,834     16,454

INTEREST INCOME                                       122        786      1,114
                                                  -------    -------    -------

INCOME BEFORE PROVISION FOR
   INCOME TAXES                                     1,204      3,620     17,568

PROVISION FOR INCOME TAXES                            120        361      4,322
                                                  -------    -------    -------

NET INCOME                                        $ 1,084    $ 3,259    $13,246
                                                  =======    =======    =======

EARNINGS PER SHARE:
 Basic                                            $  0.09    $  0.26    $  1.00
                                                  =======    =======    =======
 Diluted                                          $  0.08    $  0.22    $  0.83
                                                  =======    =======    =======

WEIGHTED AVERAGE SHARES USED IN THE CALCULATION
     OF EARNINGS PER SHARE:
 Basic                                             12,504     12,504     13,223
 Diluted                                           13,752     14,950     16,027

                See accompanying notes to financial statements.


                                               THE CORPORATE EXECUTIVE BOARD COMPANY
                                      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                       For the years ended December 31, 1997, 1998, and 1999
                                               (In thousands, except share amounts)


                                                                                                        Accumu-
                                                                                                         lated
                                      Preferred          Common                                       elements of           Annual
                                       stock             stock        Additional  Deferred  Retained    compre-             Compre-
                                   -------------- ------------------   paid-in-   compen-   earnings    hensive             hensive
                                   Shares  Amount    Shares   Amount   capital     sation   (deficit)   income      Total    income
                                   ------  ------ ----------- ------  ----------  --------  --------  -----------  -------  --------
Balance at December 31, 1996           --  $   --          -- $   --    $     --  $     --  $ (7,411)    $     --  $(7,411)
                                                                  --
 Distributions to stockholder          --      --          --     --          --        --       (20)          --      (20) $    --
 Division spin-off                     --      --  12,504,400    125          --        --        (7)          --      118       --
 Deferred compensation pursuant to
  substitution of stock options        --      --          --     --       2,646    (1,459)       --           --    1,187       --
 Net income                                    --          --     --         --         --     1,084           --    1,084    1,084
                                   ------------------------------------------------------------------------------------------------

Balance at December 31, 1997           --      --  12,504,400    125       2,646    (1,459)   (6,354)          --   (5,042)   1,084
                                                                                                                            =======
 Distributions to stockholder          --      --          --     --          --        --    (6,870)          --   (6,870)      --
 Amortization of deferred
  compensation                         --      --          --     --          --       506        --           --      506       --
 Net income                                    --          --     --          --        --     3,259           --    3,259    3,259
                                   ------------------------------------------------------------------------------------------------
Balance at December 31, 1998           --      --  12,504,400    125       2,646      (953)   (9,965)          --   (8,147)   3,259
                                                                                                                            =======
 Distributions to (contributions
  from) stockholder, net               --      --          --     --          --        --    (6,519)          --   (6,519)      --
 Net income - pre-termination of S
  corporation status                   --      --          --     --          --        --     1,555           --    1,555    1,555
 Termination of S corporation
  status                               --      --          --     --     (14,929)       --    14,929           --       --       --
 Issuance of common stock under
  special bonus plan                   --      --          --     --       1,440        --        --           --    1,440       --
 Issuance of common stock upon the
  exercise of stock options            --      --   1,065,560     11         984        --        --           --      995       --
 Tax benefits related to the
  exercise of stock options            --      --          --     --      10,128        --        --           --   10,128       --
 Amortization of deferred
  compensation                         --      --          --     --          --       383        --           --      383       --
 Unrealized losses on
  available-for-sale marketable
  securities, net of tax               --      --          --     --          --        --        --         (680)    (680)    (680)
 Net income - post-termination of S
  corporation status                   --      --          --     --          --        --    11,691           --   11,691   11,691
                                   ------------------------------------------------------------------------------------------------
Balance at December 31, 1999           --   $  --  13,569,960 $  136    $    269  $   (570)  $11,691     $   (680) $10,846  $12,566
                                   ================================================================================================

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY

                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                Year ended December 31,
                                                            ------------------------------
                                                              1997       1998       1999
                                                            --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                 $  1,084   $  3,259   $ 13,246
 Adjustments to reconcile net income to net cash
  flows provided by operating activities:
  Depreciation                                                   722        885      1,318
  Tax deductions resulting from the exercise of
   common stock options                                           --         --      5,385
  Deferred income taxes                                         (194)      (288)    (1,458)
  Stock option restructuring and repurchase                    3,063      5,342        383
  Changes in operating assets and liabilities:
   Membership fees receivable, net                            (1,902)    (1,369)    (9,438)
   Other assets                                                 (122)      (261)      (935)
   Deferred incentive compensation                              (226)      (927)      (778)
   Deferred revenues                                           9,778      7,587     16,375
   Accounts payable and accrued liabilities                      984      2,777      1,115
   Accrued incentive compensation                                365        762      1,216
   Other liabilities                                              --         --        813
   Special bonus plan                                             --         --       (960)
                                                            --------   --------   --------
     Net cash flows provided by operating activities          13,552     17,767     26,282
                                                            --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 (Purchase) disposal of property and equipment, net           (1,530)    (2,086)    (7,282)
 Receivable from stockholder                                  (6,500)        --      6,500
 (Purchase) sale of marketable securities, net                (3,754)      (118)   (10,610)
                                                            --------   --------   --------
     Net cash used in investing activities                   (11,784)    (2,204)   (11,392)
                                                            --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in payable to/due from affiliate                       7,189     (1,857)       391
 Distributions to stockholder                                    (20)    (6,870)    (4,000)
 Proceeds from the exercise of common stock options               --         --        995
 Payment of offering costs                                        --       (951)    (1,698)
 Stock option repurchases                                         --     (2,590)    (3,084)
                                                            --------   --------   --------
     Net cash provided by (used in) financing activities       7,169    (12,268)    (7,396)
                                                            --------   --------   --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                      8,937      3,295      7,494

Cash and cash equivalents, beginning of period                    --      8,937     12,232
                                                            --------   --------   --------

Cash and cash equivalents, end of period                    $  8,937   $ 12,232   $ 19,726
                                                            ========   ========   ========

                See accompanying notes to financial statements.

                     THE CORPORATE EXECUTIVE BOARD COMPANY
                         NOTES TO FINANCIAL STATEMENTS

1.  Description of operations

     The Corporate Executive Board Company (the "Company") provides "best practices" research and analysis focusing on corporate strategy, operations and general management issues. Best practice research identifies and analyzes specific management initiatives, processes and strategies that have been determined to produce the best results in solving common business problems or challenges. For a fixed annual fee, members of each subscription program have access to an integrated set of services, including best practices research studies, executive education seminars, customized research briefs and on-line access to the program's content database and other services.

2.  Spin-off, recapitalization and initial public offering

     The Company was incorporated on September 11, 1997, under the laws of the State of Delaware. The Company's business was operated as a division of The Advisory Board Company, a Maryland corporation, until October 31, 1997 when the business was contributed to the Company and spun-off to The Advisory Board Company's sole stockholder (the "Spin-off"). Prior to the Spin-off, the Company did not maintain separate bank accounts and all cash receipts and disbursements were made via The Advisory Board Company and are reflected as changes in due to/ due from affiliate. Subsequent to the Spin-off, the Company is responsible for its own cash management and records amounts owed to The Advisory Board Company in due to/ due from affiliate.

     On February 23, 1999, 9,415,280 shares of common stock of the Company were sold by the sole stockholder and certain optionholders in an initial public offering (the "Initial Public Offering"). The Company did not directly receive any of the proceeds from the sale of common stock by the selling stockholders pursuant to the Initial Public Offering. In addition, immediately prior to the Initial Public Offering, the Company amended and restated its certificate of incorporation to increase the number of authorized shares of Class A Stock and Class B Stock to 17,200 shares and 13,171,760 shares, respectively, and to authorize 100,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock, each with a par value of $0.01 per share. In addition, to facilitate the Initial Public Offering, the Company effected a 17.2-for-1 stock split of the shares of Class A Stock and Class B Stock in the form of a stock dividend. The Class A Stock and the Class B Stock were converted into Common Stock contemporaneously with the Initial Public Offering. Accordingly, all share and per share amounts have been retroactively adjusted to give effect to these events.

3.  Summary of significant accounting policies

 Cash equivalents and marketable securities

     Marketable securities that mature within three months of purchase are classified as cash equivalents. Investments with maturities of more than three months are classified as marketable securities. As of December 31, 1998 and 1999, the Company's marketable securities consisted of fixed income securities. Effective January 1, 1999, the Company classified its marketable securities as available-for-sale securities. Unrealized gains and losses on available-for-sale marketable securities are excluded from net income and are included within accumulated elements of comprehensive income within stockholders' equity (deficit). Prior to January 1, 1999, the Company classified its marketable securities as trading securities. The unrealized holding gains and losses at the date the marketable securities were transferred to the available-for-sale classification from the trading classification, have already been recognized into earnings and will not be reversed.

 Property and equipment and leasehold improvements

     Property and equipment are stated at cost, less accumulated depreciation. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Property and equipment depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, which range from five to eleven years.

     The costs of leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their useful lives or the lease term.

 Recovery of long-lived assets

     Long-lived assets and identifiable assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes an impairment loss when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. The Company believes that no such impairment exists as of December 31, 1999.

 Revenue recognition

     Membership fees are recognized ratably over the term of the related membership, which is generally twelve months. Membership fees are generally billable when the member signs a letter of agreement. Certain membership fees are billed on an installment basis. The Company's policy is to record the full amount of membership fees receivable and related deferred revenue when a member signs a letter of agreement.

 Commission expense recognition

     Certain incentive compensation expenses related to the negotiation of new and renewal memberships are deferred and are amortized over the term of the related memberships.

 Earnings per share

     Basic earnings per share is computed by dividing net income by the number of basic weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the number of diluted weighted average common shares outstanding during the period. The number of weighted average common share equivalents outstanding is determined in accordance with the treasury-stock method. Common share equivalents consist of common shares issuable upon the exercise of outstanding common stock options. Weighted-average shares outstanding for the year ended December 31, 1997 was calculated assuming that the capital structure established at the date of the Spin-off was in effect during that period. A reconciliation of basic to diluted weighted average common shares outstanding is as follows (in thousands):

                                                                      Year Ended December 31,
                                                              -------------------------------------
                                                               1997           1998           1999
                                                              ------         ------         -------
Basic weighted average common
  shares outstanding                                          12,504         12,504         13,223
Weighted average common
  share equivalents outstanding                                1,248          2,446          2,804
                                                              ------         ------         ------
Diluted weighted average
  common shares outstanding                                   13,752         14,950         16,027
                                                              ======         ======         ======

 Concentrations of credit risk

     Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of membership fees receivable and marketable securities. Although the Company believes that the diversity of its large membership base has historically minimized the risk of incurring material losses due to concentrations of credit risk, the Company may be exposed to a declining membership base in periods of market downturns, severe competition or international developments.

     The Company generates revenues from members located outside the United States. For the years ending December 31, 1997, 1998, and 1999, approximately 31%, 33%, and 31% of revenues, respectively, were generated from members located outside the United States. Sales to customers in European countries for the years ended December 31, 1997, 1998, and 1999 were approximately 13%,

  15%, and 15%, respectively, with no other geographic area representing more than 10% of revenues in any period. No one member accounted for more than 2% of revenues for any period presented.

     In addition, the Company maintains a portfolio of marketable securities which consist primarily of Washington, D.C. municipal and agency fixed income securities. The fixed income securities are issued by institutions which operate within many different industries. As part of its cash management process, the Company performs periodic evaluations of the relative credit ratings of these marketable securities.

 Fair value of financial instruments

     The fair value of current assets and current liabilities approximates their carrying value due to their short maturity.

 Income taxes

     Deferred income taxes are determined on the asset and liability method. Under this method, temporary differences arise as a result of the difference between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax law and tax rates on the date of the enactment of the change.

 Research and development expenses

     Costs related to the research and development of new company programs are expensed when incurred.

 Reclassification of prior-years' balances

     Prior-years' balances have been reclassified to conform with the current-year presentation.

 Use of estimates in preparation of financial statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

4. Transactions with affiliates

 Administrative support and management services

     The Advisory Board Company provides the Company with limited administrative support services. Subsequent to the Spin-off, fees are charged to the Company for these services in accordance with an Administrative Services Agreement (the ''ASA''). The term of the ASA expires on December 31, 2000. The ASA provides for fees based on either direct costs, costs per certain transaction, headcount, or a fixed cost per month. For periods prior to the Spin-off, the Company allocated the costs for administrative support services using methodologies designed to consistently apply the provisions of the ASA (e.g., direct costs, revenue activity drivers, or headcount). In management's opinion, the cost allocation methodology developed approximates the cost of internally providing or externally sourcing such services and, therefore, represents what the costs would be on a stand-alone basis.

     Management cost allocations consisting primarily of senior executive costs allocated by DGB Enterprises, Inc., a separate entity controlled by the Company's principal stockholder, are charged to the Company (pre and post Spin-off) based on an allocation of time spent on the Company's activities by each executive monthly. In management's opinion, the allocations represent what the costs would be on a stand-alone basis.

 Due from (due to) affiliate

   Activity in the due from/ due to affiliate is as follows (in thousands):

                                                              Year Ended December 31,
                                                           -----------------------------
                                                             1997       1998      1999
                                                           --------   --------  --------
          Balance at beginning of period                   $ 5,682    $(1,507)  $   350
          Costs allocated to the Company:
            The Advisory Board Company                      (5,502)    (4,931)   (1,595)
            DGB Enterprises, Inc.                           (1,490)    (1,211)       --
          Cash transfers from the Company to
             The Advisory Board Company                      4,079     14,513     3,169
          Cash transfers to the Company from
             The Advisory Board Company                     (4,276)    (6,514)   (1,965)
                                                           -------    -------   -------

          Balance at end of period                         $(1,507)   $   350   $   (41)
                                                           =======    =======   =======

5. Membership fees receivable

     Membership fees receivable consist of the following (in thousands):

                                                                     As of December 31,
                                                                    --------------------
                                                                      1998        1999
                                                                    --------    --------
          Billed membership fees receivable                          $13,339    $23,328
          Unbilled membership fees receivable                          5,059      4,616
                                                                     -------    -------
                                                                      18,398     27,944
          Allowance for doubtful accounts                             (1,233)    (1,341)
                                                                     -------    -------

             Membership fees receivable, net                         $17,165    $26,603
                                                                     =======    =======

6. Receivable from stockholder

     The Company held a promissory note in the amount of $6.5 million from its then sole stockholder prior to the Initial Public Offering that was due and payable on October 31, 2007. Interest of 7% on the outstanding promissory note balance was payable semiannually on each May 1 and November 1. The stockholder repaid the note in 1999 using proceeds from the Initial Public Offering.

7. Property and equipment

     Property and equipment consist of the following (in thousands):


                                                                     As of December 31,
                                                                    --------------------
                                                                      1998       1999
                                                                    ---------  ---------
          Furniture, fixtures, and equipment                         $ 4,636    $ 8,310
          Leasehold improvements                                       1,272      5,213
                                                                     -------    -------
                                                                       5,908     13,523
          Accumulated depreciation                                    (2,194)    (3,602)
                                                                     -------    -------

             Property and equipment, net                             $ 3,714    $ 9,921
                                                                     =======    =======

8. Income taxes

     The Company was an S corporation for Federal income tax purposes until immediately prior to the Initial Public Offering. As an S corporation, the taxable income of the Company was passed through to the sole stockholder and was reported on the sole stockholder's Federal income tax return. However, as the District of Columbia does not recognize S corporation status, income taxes related to the District of Columbia were provided for within the Company's financial statements prior to the Initial Public Offering. Just prior to the Initial Public Offering, the Company terminated its S corporation status and is now subject to Federal and state income taxes at prevailing corporate rates. As a result, the Company recorded a one-time deferred income tax benefit of $2.7 million due to the change in tax status. The one-time deferred income tax benefit is reflected in net income for the year ended December 31, 1999, as a reduction of the provision for income taxes. If the Company had been a C corporation for U.S. Federal and state income tax purposes since January 1, 1997 and recorded income taxes using an annual effective rate of 41.0%, pro forma net income and basic and diluted earnings per share would have been $0.7 million (unaudited), $0.06 (unaudited) and $0.05 (unaudited) for the year ended December 31, 1997, $2.1 million (unaudited), $0.17 (unaudited) and $0.14 (unaudited) for the year ended December 31, 1998, and $10.4 million (unaudited), $0.78 (unaudited) and $0.65 (unaudited) for the year ended December 31, 1999.

     The provision for income taxes consists of the following (in thousands):


                                                     Year Ended December 31,
                                                    --------------------------
                                                      1997    1998      1999
                                                    -------  -------  --------
   Current                                           $ 314    $ 649   $ 5,780
   Deferred                                           (194)    (288)   (1,458)
                                                     -----    -----   -------

     Provision for income taxes                      $ 120    $ 361   $ 4,322
                                                     =====    =====   =======


     The provision for income taxes differs from the amount of income taxes determined by applying the U.S. Federal income tax statutory rates to income before provision for income taxes as follows:

                                                                Year Ended
                                                             December 31, 1999
                                                             -----------------
   Statutory U.S. Federal income tax rate                                35.0%
   State income tax, net of U.S. Federal income tax benefit               6.5
   Termination of S corporation status                                  (15.6)
   Phase-in rate differential                                            (4.0)
   Other permanent differences                                            2.7
                                                                        -----
     Effective tax rate                                                  24.6%
                                                                        =====

     The statutory state and effective income tax rates reflected in the provision for income taxes are both 9.975% for the years ended December 31, 1997 and 1998.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following (in thousands):

                                                            As of December 31,
                                                            ------------------
                                                              1998      1999
                                                            --------  --------
  Deferred tax assets:
   Deferred compensation agreements                          $1,167    $1,608
   Tax deduction resulting from the exercise
      of common stock options                                    --     4,744
   Financial reporting reserves                                 123       568
   Stock option restructuring and repurchase                    265     1,050
   Employee benefits                                             20       301
   Unrealized losses on available-for-sale
     securities                                                  --       454
   Other                                                         65       484
                                                             ------    ------

           Total deferred tax assets                          1,640        9,209
                                                             ------       ------

  Deferred tax liabilities:
   Deferred incentive compensation                              202        1,162
                                                             ------       ------

           Deferred tax assets, net                          $1,438       $8,047
                                                             ======       ======

     Management believes that the Company likely will utilize these net deferred tax assets to reduce future income tax expense.

9.  Comprehensive income (loss)

     Comprehensive income (loss) is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income (loss), but excluded from net income
 (loss). For the year ended December 31, 1999, the element within comprehensive income consists solely of unrealized losses on available-for-sale securities. At December 31, 1999, unrealized losses on available-for-sale securities amounted to approximately $1.1 million. The related tax effect allocated to the unrealized losses on available-for-sale securities included in comprehensive income is approximately $454,000. There was no difference between net income and comprehensive income for the years ended December 31, 1997 and 1998.

10.  Defined contribution 401(k) plan

     In fiscal 1993, The Advisory Board Company began sponsoring a defined contribution 401(k) Plan (the ''Plan'') in which the Company's employees participate. Pursuant to the Plan, all employees who have reached the age of twenty-one are eligible to participate. The sponsor provides contributions equal to 25% of an employee's contribution up to a maximum of 4% of base salary. Contributions to the Plan for the Company's participants were approximately $79,000, $112,000 and $159,000, during the years ending December 31, 1997, 1998, and 1999, respectively. In September 1998, the Company established a defined contribution 401(k) Plan (the ''New Plan'') with the same provisions as The Advisory Board Company Plan. As of September 1, 1998, participants' accounts were transferred to the New Plan and subsequent participant and Company contributions were made directly to the New Plan.

11. Stock option plans

 Background

     On March 1, 1994, The Advisory Board Company adopted the Stock-Based Incentive Compensation Plan (the ''Original Plan'') to provide for granting of incentive stock options (''Original Options''). The Original Plan entitled certain employees to purchase shares of The Advisory Board Company's Class B Nonvoting Common Stock at a price equal to at least the fair market value of The Advisory Board Company's stock on the date of grant. The Original Options were exercisable on the date ten years after the date of grant, subject to acceleration upon the occurrence of certain events that would alter the current ownership of The Advisory Board Company, including an initial public offering or private sale.

 Liquid Markets Agreements

     On March 31, 1995, The Advisory Board Company and existing optionees adopted the Liquid Markets Agreements ("Liquid Markets Agreements") to provide the optionees an opportunity to (i) sell all or a portion of their Original Options to The Advisory Board Company immediately and/or (ii) modify all or a portion of their Original Options in accordance with the terms and conditions of the Continuing Stock-Based Incentive Compensation Plan, which is described below (the "Continuing Option Plan").

     The Liquid Markets Agreements provided for the designation of Original Options as described above and governed the payments to be made to the optionees for options sold ("Sold Options"). For the options elected to be sold, The Advisory Board Company was committed to pay an initial payment of $55 per option, minus the exercise price, in two installments (25% no later than December 31, 1995, and 75% no later than December 31, 1996). The Advisory Board Company was also obligated to pay the optionee an additional payment (the "Earn Out Payment") based on The Advisory Board Company's income from operations for the fiscal year ending March 31, 1998.

     In March 1997, The Advisory Board Company amended the Liquid Markets Agreements to provide for (1) guaranteed versus variable Earn Out Payments, (2) revised payment schedules, (3) revised employment requirements, and (4) in limited instances, the ability to put current options retroactively into the Liquid Markets plan.

     In December 1998, the Company amended the Liquid Markets Agreements relating to its employees by eliminating the future employment requirements. The Company recognized approximately $1.8 million and $2.4 million in compensation expense related to the Liquid Markets Agreements in years 1997, and 1998, respectively. There are no earnings charges subsequent to December 31, 1998, related to these agreements. The Company's obligation under the Liquid Markets Agreements is reflected in stock option repurchase and special bonus plan liability in the accompanying balance sheets. At December 31, 1999, the future cash commitments related to the Liquid Markets Agreements were approximately $4.7 million. In January 2000, the Company paid approximately $1.6 million in accordance with the Liquid Markets Agreements.

 Stock-Based Incentive Compensation Plan

     Adopted on March 31, 1995, the Continuing Option Plan amended and restated the Original Plan and formalized the terms and conditions of the remaining modified options (the ''Continuing Options''). In conjunction with the Spin-off, The Advisory Board Company executed Substitution Agreements with each of the employees of the Company participating in the Continuing Option Plan. The Substitution Agreement provided for the exchange of The Advisory Board Company Continuing Options for options in the Company (the ''Options'') granted under the Company's Stock-Based Incentive Compensation Plan (the ''Current Plan''), which was adopted at the time of the Spin-off. The Options generally become exercisable 50% in February 2000, 30% in February 2001 and 20% in February 2002. The Current Plan provides for the issuance of options to purchase up to 5,504,000 shares of common stock. As of December 31, 1999, approximately 4,273,320 shares had been issued or were subject to Options under the Current Plan. The Options expire between April 2001 and March 2009.

     The terms of the Substitution Agreement resulted in a new measurement date for 1,855,880 options held by employees of the Company, resulting in the recognition of compensation expense. The compensation expense is being recognized over the related vesting period. The compensation expense is reflected in stock option restructuring and repurchase and special bonus plan in the accompanying statements of income and was approximately $1.3 million, $500,000, and $380,000 for the years ending December 31, 1997, 1998, and 1999, respectively. The Company will continue to recognize compensation expense related to certain substitution agreements in the years ending 2000 and 2001. The recognition of compensation expense was not required for the remaining 1,421,993 options outstanding at the time of the Spin-off.

 1999 Stock Option Plan

     On February 18, 1999, the Company adopted the 1999 Stock Option Plan ("1999 Plan"), which reserves 1,892,000 shares of common stock for issuance. During 1999, the Company granted 738,500 common stock options under the 1999 Plan at a weighted average exercise price of $19.60 per share.

 Directors' Stock Option Plan

     On December 14, 1998, the Company adopted the Directors' Stock Plan ("Directors' Plan"), which reserves 430,000 shares of common stock for issuance. During 1999, the Company granted 36,120 common stock options under the Directors' Plan at a weighted average exercise price of $14.24 per share.

 Transactions

     The following table summarizes the changes in common stock options under employee common stock option plans described above:

                                                            Number             Exercise Price         Weighted-Average
                                                          of Options             per Share             Exercise Price
                                                          ----------             ---------             --------------
The Advisory Board Company
Original Options:
  Outstanding at December 31, 1996 ...........               174,475            $15.00-$70.00                 $49.15
    Options granted ..........................                17,500                    74.00                  74.00
    Options sold under Liquid Markets
    Agreement ................................               (18,000)             15.00-30.00                  17.92
    Options cancelled ........................                (5,000)                   63.00                  63.00
                                                          ----------                                          ------
  Outstanding prior to Spin-Off Transaction ..               168,975            $15.00-$74.00                 $53.59
                                                          ==========            =============                 ======
Company Options:
  Outstanding subsequent to Spin-Off
    Transaction, related substitution and
    recapitalization .........................             3,277,873            $  0.06-$1.28                 $ 0.77
    Options granted ..........................             1,407,407                2.03-2.73                   2.18
                                                          ----------                                          ------
  Outstanding at December 31, 1997 ...........             4,685,280                0.06-2.73                   1.19
    Options granted ..........................               865,160               2.73-14.24                   7.30
    Options cancelled ........................              (211,560)               2.03-2.73                   2.14
                                                          ----------                                          ------
  Outstanding at December 31, 1998 ...........             5,338,880               0.06-14.24                   2.13
    Options granted ..........................               745,500              19.00-38.13                  19.60
    Options cancelled ........................                (7,000)                   19.00                  19.00
    Options exercised ........................            (1,065,560)                    0.93                   0.93
                                                          ----------            -------------                 ------
  Outstanding at December 31, 1999 ...........             5,011,820             $0.06-$38.13                  $4.96
                                                          ==========            =============                 ======

Exercise prices for employee stock options outstanding at December 31, 1999, are as follows:

                                                          Weighted-
                                                           Average
                             Number Outstanding           Remaining               Weighted-
             Range of              as of                 Contractual               Average
          Exercise Prices    December 31, 1999            Life-Years            Exercise Price
          ---------------    -----------------            ----------            --------------
            $0.06--$0.06            172,000                   3.33                   $ 0.06
              0.29--0.41            696,600                   3.33                     0.31
              0.58--0.87            447,200                   3.33                     0.75
              0.93--1.28            896,513                   3.82                     0.71
              2.03--2.03            963,647                   3.69                     2.03
              2.73--3.11            476,440                   3.33                     2.88
              6.98--6.98            448,920                   3.87                     6.98
            14.24--14.24            172,000                   3.58                    14.24
            19.00--19.00            686,000                   9.13                    19.60
            23.38--38.13             52,500                   9.38                    27.44
          ---------------         ---------                   ----                   ------
           $0.06--$38.13          5,011,820                   4.40                   $ 4.96
          ===============         =========                   ----                   ------

    As of December 31, 1999, 448,040 options with a weighted average exercise price of $1.15 are exercisable.

  Accounting for stock based compensation

     The Company has elected to account for stock and stock rights in accordance with Accounting Principles Board Opinion number 25, Accounting for Stock Issued to Employees (APB No. 25). However, pro forma information regarding net income is required by Financial Accounting Standards

 Number 123, Accounting for Stock Based Compensation (FAS No. 123) if the provisions of FAS No. 123 are not elected to be adopted.

     Under the FAS No. 123 pro forma disclosure provisions, the fair value of options granted subsequent to December 15, 1995, has been estimated using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price characteristics that are significantly different from those of traded options. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company's stock rights.

     The fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was estimated using the Black-Scholes option valuation model with the following weighted-average assumptions: risk free interest rate of 5.5%, 5.5% and 6.5%, respectively; no dividend yield for any year; weighted-average expected lives of the option of three years, three years and five years, respectively; and expected volatility of 50%, 50% and 60%, respectively.

     The weighted-average fair value of The Advisory Board Company original options granted in 1997 during the period January 1 to the date of the Spin-off was $2.16 per share, the weighted-average fair value of Company options granted from the date of the Spin-off to December 31, 1997 was $1.27 per share. The weighted average fair value of Company options granted during the years ended December 31, 1998 and 1999 was $3.19 per share and $10.03 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the estimated service period. Under the FAS No. 123 pro forma disclosure provisions, pro forma net income for 1997 would have been approximately $1.6 million or $0.13 per share (pro forma basic) and $0.11 per share (pro forma diluted), pro forma net income for 1998 would have been approximately $1.6 million or $0.13 per share (pro forma basic) and $0.10 per share (pro forma diluted), and pro forma net income for 1999 would have been approximately $9.8 million or $0.74 per share (pro forma basic) and $0.61 per share (pro forma diluted). The provisions of FAS No. 123 may not necessarily be indicative of future results.

12. Special bonus plan

     In December 1998, the Company and its sole stockholder agreed to pay a special bonus to selected employees in an amount totaling $2.4 million. The special bonus was paid at the Initial Public Offering -- 60% in stock owned by the sole stockholder and 40% in cash by the Company. The Company recognized $2.4 million in expense related to this plan in 1998.

13. Supplemental cash flows disclosures

     Income taxes paid during the years ended December 31, 1997, 1998 and 1999, amounted to $90,000, $470,000 and $260,000, respectively. For the year ended December 31, 1999, the Company recognized $10.1 million in stockholders' equity (deficit) for tax deductions associated with the exercise of non-qualified stock options. Estimated current income tax payments for the year ended December 31, 1999 have been reduced by the consideration of the tax deductions associated with the exercise of non-qualified stock options.

     In addition, in connection with the Initial Public Offering, the sole stockholder gave $1.4 million in shares of common stock to selected employees to satisfy a portion of the special bonus plan liability.

14. Commitments and contingencies

 Operating Leases

     The Company leases office facilities in the United States and the United Kingdom expiring on various dates over the next eight years. The lease agreements include provisions for rental escalations based on the Consumer Price Index and require the Company to pay for executory costs such as taxes and insurance. Future minimum rental payments under non-cancelable operating leases, excluding executory costs are as follows (in thousands):



       Year Ending
       December 31,
       ------------

          2000                  $ 2,736
          2001                    3,165
          2002                    3,225
          2003                    3,296
          2004                    3,320
          Thereafter             15,858
                                -------

            Total               $31,600
                                =======

     Rent expense charged to operations during the fiscal years ended December 31, 1997, 1998, and 1999, was approximately $1.6 million, $2.4 million, and $3.6 million, respectively. The Company obtained a $1.3 million Letter of Credit Agreement to provide a security deposit for the office space lease. The Company's cash, accounts receivable and property and equipment collateralize the Letter of Credit Agreement.

15. Quarterly financial data (unaudited)

     Unaudited summarized financial data by quarter for the years ending December 31, 1998 and 1999 is as follows (in thousands, except per share amounts):


                                                                             1998
                                                                        Quarter Ended
                                           -------------------------------------------------------------------------
                                           March 31            June 30           September 30            December 31
                                           --------            -------           ------------            -----------
Revenues                                    $11,598            $12,909                $13,732               $ 14,791
Gross profit                                  6,180              6,671                  7,494                  7,312
Income before provision (benefit)
 for income taxes                             2,051              1,851                  1,932                 (2,213)
Net income (loss)                           $ 1,847            $ 1,681                $ 1,713                ($1,984)

Earnings per share:
 Basic                                      $  0.15            $  0.13                $  0.14                 ($0.16)
 Diluted                                    $  0.13            $  0.11                $  0.11                 ($0.13)

                                                                             1999
                                                                        Quarter Ended
                                           -------------------------------------------------------------------------
                                           March 31            June 30            September 30           December 31
                                           --------            -------            ------------           -----------
Revenues                                    $15,703            $16,700                $18,414               $ 19,950
Gross profit                                  8,950              9,952                 11,324                 11,939
Income before provision for income
 taxes                                        3,464              3,987                  4,811                  5,306
Net income                                  $ 4,867            $ 2,332                $ 2,863               $  3,184

Earnings per share:
 Basic                                      $  0.38            $  0.18                $  0.21               $   0.23
 Diluted                                    $  0.31            $  0.15                $  0.18               $   0.19

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of The Corporate Executive Board Company:

     We have audited, in accordance with generally accepted auditing standards, the financial statements of The Corporate Executive Board Company (formerly The Corporate Advisory Board Company and a division of The Advisory Board Company until October 31, 1997) included in this registration statement and have issued our report thereon dated January 31, 2000. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The
Schedule II -- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                              /s/  ARTHUR ANDERSEN LLP

Washington, D.C.
January 31, 2000

                     The Corporate Executive Board Company

                Schedule II--Valuation and Qualifying Accounts
                                (In thousands)

                                                           Additions         Additions
                                          Balance at       Charged to        Charged to        Deductions
                                          Beginning        Costs and           Other             from           Balance at
                                           of Year          Expenses          Accounts          Reserve         End of Year
                                           -------          --------          --------          -------         -----------
Year ending December 31, 1997
  Allowance for doubtful accounts.......    $  400            $1,180         $      --           $  580             $1,000
                                            ------            ------         ----------          ------             ------
                                            $  400            $1,180         $      --           $  580             $1,000
                                            ======            ======         ==========          ======             ======
Year ending December 31, 1998
  Allowance for doubtful accounts.......    $1,000            $1,409         $      --           $1,176             $1,233
                                            ------            ------         ----------          ------             ------
                                            $1,000            $1,409         $      --           $1,176             $1,233
                                            ======            ======         ==========          ======             ======
Year ending December 31, 1999
  Allowance for doubtful accounts........   $1,233            $1,851         $      --           $1,743             $1,341
                                            ------            ------         ----------          ------             ------
                                            $1,233            $1,851         $      --           $1,743             $1,341
                                            ======            ======         ==========          ======             ======

 ============================================================================

                               5,000,000 Shares


                     The Corporate Executive Board Company


                                 Common Stock


                                    [LOGO]


                                   ________


                                  PROSPECTUS

                                    , 2000

                                   ________

                             Salomon Smith Barney

                         Donaldson, Lufkin & Jenrette

                           Friedman Billings Ramsey

                             Goldman, Sachs & Co.

                              Merrill Lynch & Co.

 ============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the offering (all of which will be borne by ____________), are as follows:


     Expenses                                                 Amount
     --------                                                --------

     Securities and Exchange Commission registration fee.....$ 77,661
     NASD filing fee.........................................  29,917
     Printing expenses.......................................
     Accounting fees and expenses............................
     Legal fees and expenses.................................
     Blue Sky fees and expenses..............................
     Transfer agent's fees and expenses......................
     Miscellaneous...........................................
      Total..................................................$

Item 14.  Indemnification of Directors and Officers.

     Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the Delaware General Corporation Law further provides that
(i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith;
(ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation provides that a director shall not be liable to The Corporate Executive Board Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. In addition, our Bylaws contain provisions indemnifying the directors, officers, employees and agents of The Corporate Executive Board Company to the fullest extent permitted by the Delaware General Corporation Law. Any indemnification under our Bylaws is subject to a prior determination by a majority of the directors of The Corporate Executive Board Company who are not party to the underlying action that the person seeking indemnification has met the applicable standard of conduct.

     Under the provisions of our Bylaws, expenses incurred by an officer or director in defending a civil or criminal suit or proceeding shall be paid by The Corporate Executive Board Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

     We may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability which may be asserted against such person.

     We have obtained a $10 million policy of directors' and officers' liability insurance.

Item 15.  Recent Sales of Unregistered Securities

     Within the three years preceding the offering contemplated hereby, we have not issued or sold securities that were not registered under the Securities Act of 1933, except as follows:

     (a) pursuant to the exercise of options under the Stock-Based Incentive Compensation Plan that were exercised upon the effectiveness of the registration statement for our initial public offering on February 22, 1999, we sold 516,000 shares of common stock to Jeffrey D. Zients for an aggregate of $480,000;

     (b) pursuant to the exercise of options under the Stock-Based Incentive Compensation Plan that were exercised upon the effectiveness of the registration statement for our initial public offering on February 22, 1999, we sold 168,560 shares of common stock to Michael A. D'Amato for an aggregate of $156,800;

     (c) we have awarded to employees and directors options to purchase 6,476,540 shares of common stock, 1,065,560 of which have been exercised and 628,640 of which are currently exercisable at a weighted average exercise price of $4.91 per share; and

     (d) pursuant to the exercise of options that will be exercised upon the effectiveness of this registration statement, we will have issued an aggregate
of       shares of common stock for an aggregate of $         .

     The transactions set forth in paragraphs (a), (b) and (d) above were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as transactions pursuant to compensatory benefit plans and contracts relating to compensation. With respect to the transactions set forth in paragraph (c) above, the options awarded were part of a compensatory arrangement and did not constitute a "sale."

     On October 31, 1997, we issued and distributed to David G. Bradley 727,000 shares of common stock, representing all of our issued and outstanding shares of capital stock at such time. These shares were distributed to Mr. Bradley as part of the spin-off of The Corporate Executive Board Company from The Advisory Board Company, which was at such time, and currently is, wholly owned by Mr. Bradley.

This transaction was not a "sale" because it fits within the requirements set forth in Staff Legal Bulletin No. 4 (September 16, 1997).

     Prior to our initial public offering, we had two classes of common stock, Class A Voting Common Stock and Class B Non-Voting Common Stock. Upon our initial public offering in February 1999, all shares of capital stock of The Corporate Executive Board Company automatically converted into shares of our common stock.

Item 16.  Exhibits and Financial Statement Schedules

     (a)  Exhibits

  Exhibit
    No.      Description of Exhibit
    ---      ----------------------
1.1          Form of Underwriting Agreement.+
3.1          Second Amended and Restated Certificate of Incorporation.*
3.2          Amended and Restated Bylaws.*
4.1          Specimen Common Stock Certificate.*
5.1          Opinion of Gibson, Dunn & Crutcher LLP.+
10.1         Employment Agreement, dated January 21, 1999, between the Company and James J. McGonigle.*
10.2         [Omitted]
10.3         Employment Agreement, dated November 1, 1998, between the Company and Clay M. Whitson.*
10.4         Stock Option Agreement Pursuant to The Corporate Advisory Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and James J. McGonigle, as amended on January 21, 1999.*
10.5         Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of April 15, 1998, between the Company and Harold L. Siebert.*
10.6         [Omitted]
10.7         Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan, dated as of November 1, 1998, between the Company and Clay M. Whitson.*
10.8         Stock Option Agreement #1 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Michael A. D'Amato.*
10.9         Stock Option Agreement #2 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Michael A. D'Amato.*
10.10        Stock Option Agreement #1 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Jeffrey D. Zients.*
10.11        Stock Option Agreement #2 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Jeffrey D. Zients.*
10.12        Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of June 1, 1998, between the Company and Sally Chang.*
10.13        Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Derek C. van Bever, as amended on July 21, 1998.*
10.14        Form of Stock Option Agreement Pursuant to The Corporate Advisory Board Company Stock-Based Incentive Compensation
             Plan, including form of amendment.*
10.15        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated January 21, 1999, between the Company and James J. McGonigle.*
10.16        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, effective as of April 15, 1998, between the Company and Harold L. Siebert.*

10.17        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated November 1, 1998, between the Company and Clay M. Whitson.*
10.18        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated October 30, 1997, between the Company and Michael A. D'Amato.*
10.19        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated October 30, 1997, between the Company and Jeffrey D. Zients.*
10.20        Form of Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition,
             Non-Solicitation and Work Product.*
10.21        The Corporate Executive Board Company Stock-Based Incentive Compensation Plan, adopted on October 31, 1997, as amended and restated.*
10.21.1      The Corporate Executive Board Company Stock-Based Incentive Compensation Plan, adopted on October 31, 1997, as amended and restated in February 1999.*
10.22        Directors' Stock Plan.*
10.22.1      Amended Directors' Stock Plan and Standard Terms and Conditions for Director Non-Qualified Stock Options.*
10.23        1998 Stock Option Plan.*
10.23.1      1999 Stock Option Plan and Standard Terms and Conditions for 1999 Stock Option Plan Incentive Stock Options.*
10.24        Cross-Indemnification Agreement, dated as of January 21, 1999, between David G. Bradley and The Corporate Executive
             Board Company.*
10.25        Promissory Note, dated October 31, 1998, between David G. Bradley and The Corporate Executive Board Company.*
10.26        Security Agreement, dated October 31, 1997, between David G. Bradley and The Corporate Executive Board Company.*
10.27        Letter Agreement, dated January 18, 1999, between The Corporate Executive Board Company and David G. Bradley with respect to the repayment of $6.5 million Promissory Note.*
10.28        Administrative Services Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The
             Advisory Board Company and The Corporate Executive Board Company.*
10.29        Member Contracts Agreement, dated as of October 31, 1997, between The Advisory Board Company and The Corporate
             Executive Board Company.*
10.30        Vendor Contracts Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The
             Advisory Board Company and The Corporate Executive Board Company.*
10.31        Non-Competition Agreement, effective as of January 1, 1999, among The Advisory Board Company, The Corporate Executive
             Board Company and David G. Bradley.*
10.32        [Omitted]
10.33        Distribution Agreement, dated as of October 31, 1997, between The Corporate Executive Board Company and The Advisory
             Board Company.*
10.34        Agreement of Lease, dated June 25, 1998, between The Corporate Executive Board Company and The George Washington
             University.*
10.35        Registration Rights Agreement, dated January 22, 1999, between The Corporate Executive Board Company and David G.
             Bradley.*
10.36        License Agreement, effective as of October 31, 1997, between The Corporate Executive Board Company and The Advisory
             Board Company.*
10.37        Letter agreement regarding the special bonus plan.*
10.38        Amended and Restated "Liquid Markets" Agreement, dated August 20, 1997, between The Corporate Executive Board Company and Derek C. van Bever, as amended on December 28, 1998.*
10.39        Letter to Michael A. D'Amato from the Chairman of The Corporate Executive Board Company re Accelerated Vesting of
             Options.*
10.40        Clarification Letter to Michael A. D'Amato from The Corporate Executive Board Company re Stock Option Agreements.*
10.41        Letter to Jeffrey Zients from David Bradley re Accelerated Vesting of Options.*
10.42        Clarification Letter to Jeffrey Zients from The Corporate Executive Board Company re Stock Option Agreements.*

10.43        Term Sheet for Director Non-Qualified Stock Options between Robert C. Hall and The Corporate Executive Board Company.*
10.44        Term Sheet for Director Non-Qualified Stock Options between David W. Kenny and The Corporate Executive Board Company.*
10.45        Term Sheet for Director Non-Qualified Stock Options between Stephen G. Pagliuca and The Corporate Executive Board
             Company.*
10.46        Term Sheet for Director Non-Qualified Stock Options between Jeffrey D. Zients and The Corporate Executive Board
             Company.*
10.47        Term Sheet for Director Non-Qualified Stock Options between Michael A. D'Amato and The Corporate Executive Board
             Company, as amended on January 27, 1999.*
21.1         List of Subsidiaries of The Corporate Executive Board Company.*
23.1         Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).+
23.2         Consent of Arthur Andersen LLP.
24.1         Power of Attorney (included in the signature page in Part II).
27           Financial Data Schedule.

_______

+    To be filed by amendment.
* Incorporated by reference to the same exhibit to the registrant's Registration Statement on Form S-1, declared effective by the Securities and Exchange Commission on February 22, 1999 (Registration No. 333-59833).


          (b)  Financial Statement Schedules

          The financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are either not required under the related instructions or are inapplicable, and therefore have been omitted, except for Schedule II--Valuation and Qualifying Accounts which is provided on page F-18.

Item 17.  Undertakings

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)  The undersigned registrant hereby undertakes:

                 (1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

                 (2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                       SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on January 31, 2000.

                                    The Corporate Executive Board Company


                                    By:  /s/ James J. McGonigle
                                         ----------------------
                                         Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey D. Zients and Clay M. Whitson his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

             Signature                                      Title                                   Date
             ---------                                      -----                                   ----
  /s/  James J. McGonigle                Chief Executive Officer and Director                January 31, 2000
----------------------------------       (Principal Executive Officer)
       James J. McGonigle


  /s/  Clay M. Whitson                   Chief Financial Officer (Principal Financial        January 31, 2000
----------------------------------       Officer and Principal Accounting Officer)
       Clay M. Whitson


  /s/  Michael A. D'Amato                Director                                            January 31, 2000
----------------------------------
       Michael A. D'Amato


  /s/  Jeffrey D. Zients                 Director                                            January 31, 2000
-----------------------------------
       Jeffrey D. Zients


  /s/  Harold L. Siebert                 Director                                            January 31, 2000
-----------------------------------
       Harold L. Siebert


  /s/  Robert C. Hall                    Director                                            January 31, 2000
-----------------------------------
       Robert C. Hall


  /s/  David W. Kenny                    Director                                            January 31, 2000
-----------------------------------
       David W. Kenny


  /s/  Stephen G. Pagliuca               Director                                            January 31, 2000
------------------------------------
       Stephen G. Pagliuca

                                 EXHIBIT INDEX

  Exhibit
    No.      Description of Exhibit
    ---      ----------------------
1.1          Form of Underwriting Agreement.+
3.1          Second Amended and Restated Certificate of Incorporation.*
3.2          Amended and Restated Bylaws.*
4.1          Specimen Common Stock Certificate.*
5.1          Opinion of Gibson, Dunn & Crutcher LLP.+
10.1         Employment Agreement, dated January 21, 1999, between the Company and James J. McGonigle.*
10.2         [Omitted]
10.3         Employment Agreement, dated November 1, 1998, between the Company and Clay M. Whitson.*
10.4         Stock Option Agreement Pursuant to The Corporate Advisory Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and James J. McGonigle, as amended on January 21, 1999.*
10.5         Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of April 15, 1998, between the Company and Harold L. Siebert.*
10.6         [Omitted]
10.7         Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan, dated as of November 1, 1998, between the Company and Clay M. Whitson.*
10.8         Stock Option Agreement #1 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Michael A. D'Amato.*
10.9         Stock Option Agreement #2 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Michael A. D'Amato.*
10.10        Stock Option Agreement #1 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Jeffrey D. Zients.*
10.11        Stock Option Agreement #2 Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Jeffrey D. Zients.*
10.12        Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of June 1, 1998, between the Company and Sally Chang.*
10.13        Stock Option Agreement Pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan,
             effective as of October 31, 1997, between the Company and Derek C. van Bever, as amended on July 21, 1998.*
10.14        Form of Stock Option Agreement Pursuant to The Corporate Advisory Board Company Stock-Based Incentive Compensation
             Plan, including form of amendment.*
10.15        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated January 21, 1999, between the Company and James J. McGonigle.*
10.16        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, effective as of April 15, 1998, between the Company and Harold L. Siebert.*
10.17        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated November 1, 1998, between the Company and Clay M. Whitson.*
10.18        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated October 30, 1997, between the Company and Michael A. D'Amato.*

10.19        Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-
             Solicitation and Work Product, dated October 30, 1997, between the Company and Jeffrey D. Zients.*
10.20        Form of Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition,
             Non-Solicitation and Work Product.*
10.21        The Corporate Executive Board Company Stock-Based Incentive Compensation Plan, adopted on October 31, 1997, as amended and restated.*
10.21.1      The Corporate Executive Board Company Stock-Based Incentive Compensation Plan, adopted on October 31, 1997, as amended and restated in February 1999.*
10.22        Directors' Stock Plan.*
10.22.1      Amended Directors' Stock Plan and Standard Terms and Conditions for Director Non-Qualified Stock Options.*
10.23        1998 Stock Option Plan.*
10.23.1      1999 Stock Option Plan and Standard Terms and Conditions for 1999 Stock Option Plan Incentive Stock Options.*
10.24        Cross-Indemnification Agreement, dated as of January 21, 1999, between David G. Bradley and The Corporate Executive
             Board Company.*
10.25        Promissory Note, dated October 31, 1998, between David G. Bradley and The Corporate Executive Board Company.*
10.26        Security Agreement, dated October 31, 1997, between David G. Bradley and The Corporate Executive Board Company.*
10.27        Letter Agreement, dated January 18, 1999, between The Corporate Executive Board Company and David G. Bradley with respect to the repayment of $6.5 million Promissory Note.*
10.28        Administrative Services Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The
             Advisory Board Company and The Corporate Executive Board Company.*
10.29        Member Contracts Agreement, dated as of October 31, 1997, between The Advisory Board Company and The Corporate
             Executive Board Company.*
10.30        Vendor Contracts Agreement, dated as of October 31, 1997, as amended and restated on July 21, 1998, between The
             Advisory Board Company and The Corporate Executive Board Company.*
10.31        Non-Competition Agreement, effective as of January 1, 1999, among The Advisory Board Company, The Corporate Executive
             Board Company and David G. Bradley.*
10.32        [Omitted]
10.33        Distribution Agreement, dated as of October 31, 1997, between The Corporate Executive Board Company and The Advisory
             Board Company.*
10.34        Agreement of Lease, dated June 25, 1998, between The Corporate Executive Board Company and The George Washington
             University.*
10.35        Registration Rights Agreement, dated January 22, 1999, between The Corporate Executive Board Company and David G.
             Bradley.*
10.36        License Agreement, effective as of October 31, 1997, between The Corporate Executive Board Company and The Advisory
             Board Company.*
10.37        Letter agreement regarding the special bonus plan.*
10.38        Amended and Restated "Liquid Markets" Agreement, dated August 20, 1997, between The Corporate Executive Board Company and Derek C. van Bever, as amended on December 28, 1998.*
10.39        Letter to Michael A. D'Amato from the Chairman of The Corporate Executive Board Company re Accelerated Vesting of
             Options.*
10.40        Clarification Letter to Michael A. D'Amato from The Corporate Executive Board Company re Stock Option Agreements.*
10.41        Letter to Jeffrey Zients from David Bradley re Accelerated Vesting of Options.*
10.42        Clarification Letter to Jeffrey Zients from The Corporate Executive Board Company re Stock Option Agreements.*
10.43        Term Sheet for Director Non-Qualified Stock Options between Robert C. Hall and The Corporate Executive Board Company.*

10.44        Term Sheet for Director Non-Qualified Stock Options between David W. Kenny and The Corporate Executive Board Company.*
10.45        Term Sheet for Director Non-Qualified Stock Options between Stephen G. Pagliuca and The Corporate Executive Board
             Company.*
10.46        Term Sheet for Director Non-Qualified Stock Options between Jeffrey D. Zients and The Corporate Executive Board
             Company.*
10.47        Term Sheet for Director Non-Qualified Stock Options between Michael A. D'Amato and The Corporate Executive Board
             Company, as amended on January 27, 1999.*
21.1         List of Subsidiaries of The Corporate Executive Board Company.*
23.1         Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1).+
23.2         Consent of Arthur Andersen LLP.
24.1         Power of Attorney (included in the signature page in Part II).
27           Financial Data Schedule.

_______

+    To be filed by amendment.
* Incorporated by reference to the same exhibit to the registrant's Registration Statement on Form S-1, declared effective by the Securities and Exchange Commission on February 22, 1999 (Registration No. 333-59833).